Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among

MONSTER WORLDWIDE, INC.

RANDSTAD NORTH AMERICA, INC.

and

MERLIN GLOBAL ACQUISITION, INC.

August 8, 2016

TABLE OF CONTENTS
(cont’d)

ii

TABLE OF CONTENTS
(cont’d)

Exhibit A – Conditions to the Offer
Exhibit B – Form of Amended and Restated Certificate of Incorporation
of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 8, 2016, is entered into among MONSTER WORLDWIDE, INC., a Delaware corporation (the “Company”), RANDSTAD NORTH AMERICA, INC., a Delaware corporation (“Parent”), and MERLIN GLOBAL ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $3.40 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, less any applicable Tax withholding, and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger,” and together with the Offer, the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”) and each Share that is not (a) tendered and accepted pursuant to the Offer, (b) a Dissenting Share or (c) cancelled pursuant to Section 2.05(b), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth herein;
WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following consummation of the Offer;
WHEREAS, the Company Board has (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and (c) determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer;
WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein; and
WHEREAS, the Board of Directors of Parent has approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein, and Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement immediately following execution of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01. Definitions.
(a)    As used herein, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms, in the aggregate, no less favorable to the Company than the terms set forth in the Confidentiality Agreement (it being understood that any such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with any Person or having the effect of prohibiting the Company from satisfying any of its obligations under this Agreement); provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Acquisition Proposal; provided, further, that in the event any such Acceptable Confidentiality Agreement shall have a standstill provision that is less favorable to the Company than the Confidentiality Agreement, then the standstill provisions of the Confidentiality Agreement shall be deemed automatically amended to reflect such terms.
“Acquisition Proposal” means any written offer or written proposal related to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions with a Third Party relating to (i) the acquisition of 15% or more of the assets of, equity interests in or business (as determined by reference to either consolidated revenues or consolidated net income) of the Company and the Company Subsidiaries, taken as a whole, whether pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction, license, lease, joint venture or otherwise, (ii) the issuance, sale or other disposition to such Third Party (or Affiliate thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the combined voting power of the Shares, (iii) any tender offer or exchange offer that if consummated would result in such Third Party (or Affiliate thereof) beneficially owning 15% or more of the combined voting power of the Shares or (iv) any merger, reorganization, recapitalization, consolidation or other business combination or similar transaction involving the Company or any of the Company Subsidiaries in which such Third Party (or Affiliates or equityholders thereof) will own 15% or more of the combined voting power of the parent entity resulting from any such transaction.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.
“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, ruling, regulation or common law or other legal requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect.
“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as at December 31, 2015.
“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Amsterdam, The Netherlands are authorized or required by Applicable Law to close.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the Board of Directors of the Company.
“Company Equity Awards” means the Company Restricted Stock Units, the Company Restricted Shares, the Company Post-March 1, 2016 Restricted Stock Units, the Company Post-March 1, 2016 Performance Shares, the Company Non-Employee Director Restricted Stock Units, the Company Senior Executive Stock Price Restricted Stock Units and the Company Stock Options.
“Company IP Rights” means all Intellectual Property owned by the Company and the Company Subsidiaries.
“Company Material Adverse Effect” means any circumstance, event, change, development, occurrence, state of facts, condition or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effect shall constitute or contribute to a Company Material Adverse Effect pursuant to this clause (i) to the extent that such Effect arises out of, or results directly or indirectly from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing pursuant to this clause (i): (A) general economic, business or regulatory conditions in the United States or elsewhere in the world; (B)  credit, debt, financial or capital markets, interest or exchange rates or commodity prices, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil disobedience; (E) any hurricane, flood, tornado, earthquake or other natural disaster or pandemic; (F) changes or proposed changes in any Applicable Law or GAAP after the date of this Agreement (or interpretation thereof); (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock (but excluding, in each case, the underlying causes of such changes unless such underlying causes would otherwise be excepted from this definition); (I) the public announcement or pendency of this Agreement, the Offer or the anticipated consummation of the Offer or the Merger (including the identity of Parent as the acquirer of the Company), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or Governmental Authorities or Government Officials; (J) any action expressly required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement; (K) any Stockholder Litigation; or (L) any action taken by Parent or its Affiliates (including any disclosure regarding its plans with respect to the conduct of the Company’s business following the Effective Time); provided, further, that any Effect referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionately adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the other companies that operate in the industry in which the Company and the Company Subsidiaries operate, or (ii) does or would reasonably be expected to prevent or delay beyond the End Date the Company from consummating the Transactions (provided, that no Effect shall constitute or contribute to a Company Material Adverse Effect pursuant to this clause (ii) to the extent that such Effect arises out of, or results directly or indirectly from, seeking the Governmental Consents).
“Company Non-Employee Director Restricted Stock Unit” means a restricted stock unit with respect to shares of Company Common Stock granted pursuant to the Company Stock Plans to a non-employee director of the Company.
“Company Post-March 1, 2016 Performance Share” means each right to receive Shares granted pursuant to the Company Stock Plans after March 1, 2016 that vests based on the level of achievement of performance goals, other than a Company Post-March 1, 2016 Restricted Stock Unit.
“Company Post-March 1, 2016 Restricted Stock Unit” means a restricted stock unit with respect to shares of Company Common Stock granted pursuant to the Company Stock Plans after March 1, 2016, whether or not subject to any performance based vesting or other performance conditions and whether settled in cash or Shares; provided that, Company Post-March 1, 2016 Restricted Stock Unit shall not include any Company Non-Employee Director Restricted Stock Unit.

“Company Restricted Share” means a restricted share of Company Common Stock granted pursuant to the Company Stock Plans.
“Company Restricted Stock Unit” means a restricted stock unit with respect to shares of Company Common Stock granted pursuant to the Company Stock Plans, whether or not subject to any performance-based vesting or other performance conditions and whether settled in cash or Shares; provided that, Company Restricted Stock Unit shall not include any Company Post- March 1, 2016 Restricted Stock Unit, any Company Post-March 1, 2016 Performance Share or any Company Senior Executive Stock Price Restricted Stock Unit.
“Company Senior Executive Stock Price Restricted Stock Unit” means a restricted stock unit with respect to shares of Company Common Stock granted pursuant to the Company Stock Plans on January 7, 2015 that vests based on the achievement of applicable stock price targets set forth in the applicable award agreement.
“Company Software” means Software the rights to which are included in Company IP Rights.
“Company Stock Option” means an option to acquire shares of Company Common Stock, whether or not subject to any performance-based vesting or other performance conditions, granted pursuant to the Company Stock Plans.
“Company Stock Plans” means the Company’s Amended and Restated 2008 Equity Incentive Plan and 1999 Long Term Incentive Plan, as amended, and all related award agreements.
“Company Subsidiary” means each Subsidiary of the Company.
“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a)(I) of the Company Disclosure Schedules; provided, however, that solely for purposes of Section 4.18(e), “Company’s Knowledge” shall mean the actual knowledge of any one or more of the individuals listed on Section 1.01(a)(II) of the Company Disclosure Schedules.
“Confidentiality Agreement” means the confidentiality agreement, dated as of June 20, 2016, between Ultimate Parent and the Company, as the same may be deemed to have been automatically amended from time to time pursuant to the terms of this Agreement.
“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.
“Contract” means any legally binding written or oral contract, agreement or other legally binding instrument, obligation, arrangement or understanding of any kind, including any legally binding note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of October 31, 2014 (as amended, modified and supplemented from time to time), among the Company, certain of the Company Subsidiaries, Bank of America, N.A., as administrative agent, swing line lender and l/c issuer, and the other lenders party thereto.
“Data Room” means the electronic data site established for Project Merlin by Intralinks on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.
“DOJ” means the Antitrust Division of the U.S. Department of Justice.
“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”
“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“EU Merger Regulation” means Council Regulation 139/2004 of the European Union.
“Evercore” means Evercore Group L.L.C.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Foreign Benefit Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any Company Subsidiary primarily for the benefit of employees of the Company or any Company Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA, other than any such plan, fund or program required by applicable law to be established, maintained or contributed to in any jurisdiction outside of the United States.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory organization (including any securities exchange) or any political or other subdivision, department, agency or branch of any of the foregoing, or any mediator, arbitrator or arbitration tribunal or body or other non-governmental authority with applicable jurisdiction.
“Government Contract” means any Contract between the Company or any Company Subsidiary and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor (of any tier) in connection with or with respect to any Contract between another Person and any Governmental Authority.
“Government Contract Bid” means any offer, proposal, bid or quote for goods or services by the Company or any Company Subsidiary that is outstanding as of the date of this Agreement that if awarded or accepted by a Governmental Authority would result in a Government Contract.
“Government Official” means any (i) employee or official of a (A) Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned or controlled enterprise, or government agency or (C) public international organization, (e.g., The World Bank), (ii) political party or party official, (iii) candidate for political office or (iv) any Person working in an official capacity on behalf of any of the foregoing.
“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative Contracts and (v) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (iv) above of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness owing by the Company to any of its wholly-owned Subsidiaries, by a wholly-owned Subsidiary of the Company to the Company or by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company.
“Indenture” means that certain Indenture, dated as of October 22, 2014, under which the Notes were issued, between the Company and Wilmington Trust, National Association, as trustee.

“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, including: (i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, whether or not patentable; (ii) trademarks, service marks and trade dress and any other indicators of product or service origin (collectively, “Marks”) and Internet domain names; (iii) copyrights and copyrightable works, including moral rights, all rights in compilations, databases, or other collections of information or data, and all rights in mask works (collectively, “Copyrights”); (iv) computer programs, whether embodied in software, firmware or otherwise, and all related specifications and documentation, including system documentation, user manuals, and training materials, all descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form) (collectively, “Software”); (v) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory or common Applicable Law) and confidential know-how and information (collectively, “Trade Secrets”); and (vi) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Applicable Laws of any country throughout the world, as well as, in (i) – (iv) above, any registrations of, applications for registration and renewals and extensions thereof with or by any Governmental Authority in any jurisdiction.
“Intervening Event” means any Effect occurring or arising after the date of this Agreement that (i) is material to the Company and the Company Subsidiaries, taken as a whole, (ii) was not known (or, if known, the consequences of which were not known) to the Company Board as of the date of this Agreement, (iii) becomes known to the Company Board prior to the consummation of the Offer and (iv) does not relate to or involve any Acquisition Proposal; provided that (i) any fluctuation in the market price or trading volume of the Shares shall, in any case not constitute an Intervening Event (it being understood that the Effects giving rise or contributing to such fluctuations that are not otherwise excluded from the definition of an “Intervening Event” may be taken into account) and (ii) in no event shall any Effect that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent or any of its Affiliates constitute an Intervening Event (it being understood that the Effects giving rise or contributing to such adverse effect that are not otherwise excluded from the definition of an “Intervening Event” may be taken into account).
“Intentional and Knowing Breach” means a breach by a party hereto of the terms of this Agreement where both the action that constituted the breach was deliberate and not inadvertent and, at the time, the party or its Representatives taking or authorizing such action knew that such action would constitute, or would reasonably be expected to result in, a breach.
“IRS” means the Internal Revenue Service.
“Key Suppliers” means each third party provider or supplier of the Company or any Company Subsidiary listed on Section 1.01(b) of the Company Disclosure Schedules.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, whether or not required to be recorded or reflected on a balance sheet under GAAP, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.
“Licensed Company IP Rights” means all Intellectual Property that is licensed to the Company or any of the Company Subsidiaries from Third Parties.
“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.
“Made Available” means that such information, document or material was (i) publicly available on the SEC EDGAR database, (ii) made available for review by Parent’s Representatives in the Data Room or (iii) otherwise provided by or on behalf of the Company to Parent’s Representatives, in the case of each of clauses (i), (ii) and (iii), as of 4:00 p.m. (New York City time) on the date of this Agreement.
“Material Government Contract” means any Government Contract that (i) has or would reasonably be expected to result in payments owed to the Company and the Company Subsidiaries of not less than $1,000,000 with respect to the calendar year ending December 31, 2016, (ii) requires or would reasonably be expected to require the Company or a Company Subsidiary to obtain any security clearance other than Public Trust Positions, or (iii) is or would reasonably be expected to be subject to NISPOM.
“Material Government Contract Bid” means any Government Contract Bid would result in a Material Government Contract.
“Marks” has the meaning set forth in the definition of “Intellectual Property.”
“Notes” means the Company’s 3.50% convertible senior notes due 2019 issued pursuant to the Indenture.
“NYSE” means The New York Stock Exchange.
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License,

Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.
“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, does or would reasonably be expected to prevent or delay beyond the End Date Merger Sub or Parent from consummating the Transactions (provided, that no Effect shall constitute or contribute to a Parent Material Adverse Effect to the extent that such Effect arises out of, or results directly or indirectly from, seeking the Governmental Consents).
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, and the amount or validity of which are being contested in good faith or for which adequate accruals or reserves have been established in the most recent balance sheet included in the Company SEC Documents as of the date of this Agreement, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are being contested in good faith or for which adequate accruals or reserves have been established in the most recent balance sheet included in the Company SEC Documents as of the date of this Agreement, (iii) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Authority that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (iv) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and the Company Subsidiaries issued by a title company and Made Available to Parent, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company and the Company Subsidiaries, (vi) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the operation of the business or the Company and the Company Subsidiaries, taken as a whole, (vii) Liens that are disclosed on the Audited

Balance Sheet or notes thereto (or securing liabilities reflected on such Audited Balance Sheet), (viii) any Liens issued in connection with the obligations under the Credit Agreement, (ix) any non-exclusive licenses to Intellectual Property granted by the Company or any Company Subsidiary (expressly or implicitly) in connection with the sale, lease or transfer of products or services to customers in the ordinary course of business and that are limited to the respective customer’s use or receipt of Company and Company Subsidiary products or services, or (x) Liens that, individually or in the aggregate, do not detract in any material respect from the value of any of the property, rights, or assets of the business of the Company or any of the Company Subsidiaries or interfere in any material respect with the use thereof as currently used by the Company or the Company Subsidiaries.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof).
“Personal Information” means any information that, alone or in combination with other information, identifies or allows the identification of, or contact with, any individual, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers.
“PPACA” means the Patient Protection and Affordable Care Act.
“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information and Protected Health Information, including federal, state, or foreign Applicable Laws regarding (i) data privacy, data collection, data protection and information security, (ii) data breach notification (as applicable) or (iii) trespass, computer crime and other Applicable Laws governing unauthorized access to or use of electronic data.
“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, investigation, criminal prosecution or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.
“Protected Health Information” means individually identifiable health information transmitted or maintained by a covered entity or its business associates in any form or medium as defined at 45 C.F.R. § 160.103.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, the directors, officers, employees,

financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger, the Offer or the other Transactions.
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.
“Superior Proposal” means an Acquisition Proposal (provided, that for this purpose the reference to “15%” in the definition of Acquisition Transaction shall be deemed to be a reference to “75%”) made by a Third Party and that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and considering such factors as the Company Board considers in good faith to be appropriate in the exercise of its fiduciary duties (including the conditionality and the timing and likelihood of consummation of such proposal), is (i) reasonably capable of being consummated in accordance with its terms, and (ii) on terms that are more favorable to the stockholders of the Company than the Transactions (including after giving effect to the Proposed Changed Terms, if such are proposed by Parent in accordance with Section 6.02(e)(ii)) from a financial point of view.
“Tax” means any federal, state, local or foreign tax, impost, levy, duty or fee (including any net income, gross receipts, capital, sales, use, ad valorem, deed recordation, abandoned/unclaimed property, escheat, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, Medicare, unemployment, excise, severance, stamp, occupation, net worth, real or personal property and estimated tax, customs duty, or other tax), together with any interest, penalty or addition to tax imposed by any Taxing Authority responsible for the imposition of any such tax with respect thereto.
“Taxing Authority” means, with respect to any Tax, any Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Tax Return” means any return, report, information return, election, claim for refund, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (in their capacity as representatives of Parent, Merger Sub or the Company).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Expenses” means the legal, accounting, consulting, investment banking and financial advisory fees and expenses incurred (including any such fees or expenses triggered by consummation of the Transactions (i.e., payment of a success fee)) or paid prior to or as of the Effective Time by the Company to the Persons listed on Section 1.01(c) of the Company Disclosure Schedules, in each case, in connection with this Agreement and the Transactions.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.
“Ultimate Parent” means Randstad Holding nv.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Board Recommendation	4.03(b)
Capitalization Date	4.06(a)
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Closing	2.03
Company	Preamble
Company Class B Common Stock	4.06(a)
Company Common Stock	Recitals
Company Cumulative Preferred Stock	4.06(a)
Company Disclosure Schedules	Article 4
Company Employee Plan	4.17(a)
Company Employees	4.17(a)
Company Permits	4.14(b)
Company Preferred Stock	4.06(a)
Company-Related Parties	9.04(g)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Stock Plans	4.06(b)
Company Subsidiary Securities	4.07(c)

Term	Section
Continuing Employees	6.06(a)
Contributor	4.21(b)
Current Premium	6.10(a)
D&O Indemnification Agreement	6.10(b)
Deferred Payments	2.08(g)
DGCL	Recitals
Disaster Recovery Plans	4.21(k)
Dissenting Shares	2.07
Effective Time	2.04(b)
End Date	8.01(b)(i)
FAR	4.24(a)
Fees	9.04(f)
Governmental Consents	6.11(a)
Indemnified Party	6.10(b)
Lease Agreement	4.22(b)
Material Contracts	4.15(a)
Material Lease Agreement	4.22(b)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NISPOM	4.24(c)
OFAC	4.23(c)
OCI	4.24(b)
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Price	Recitals
Parent	Preamble
Parent Benefit Plans	6.06(a)
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(e)(ii)
Regulatory Law	6.11(f)
Review Period	6.02(e)
Schedule 14D-9	2.02(b)
Schedule TO	2.01(f)
Share	Recitals
Stockholder List Date	2.02(c)
Superior Proposal Notice	6.02(e)

Term	Section
Surviving Corporation	2.04(c)
Transactions	Recitals
Termination Fee	9.04(b)
Uncertificated Shares	2.06(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The term “or” is not exclusive. References (a) to “$” and “dollars” are to the currency of the United States, (b) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (c) to “days” shall be calendar days unless otherwise indicated and (d) to any Contract, Applicable Law or Permit is a reference to it as amended, modified and supplemented as of the applicable time that such Contract, Applicable Law or Permit is referenced in this Agreement (and, in the case of a Applicable Law, to (i) any successor provision and (ii) the rules and regulations promulgated thereunder, in each case as of the time that such Applicable Law is referenced in this Agreement).
ARTICLE 2
THE OFFER AND THE MERGER
Section 2.01. The Offer.
(a)    Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than 20 Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.
(b)    Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Except for the Offer Conditions set forth in paragraphs (i) and (iv) of Exhibit A, the

Offer Conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition or the Offer Condition set forth in clause (iv) of Exhibit A, (iv) add to the Offer Conditions or otherwise modify or waive any terms of the Offer in a manner adverse to the holders of Shares, (v) extend the Offer (except as required or permitted by the other provisions of this Section 2.01), (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the 1934 Act.
(c)    Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be midnight (New York City time) on the 20th Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub may, without the Company’s consent, (i) extend the Offer for any period required by any Applicable Law or interpretation or position of the SEC or the staff thereof or NYSE applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to 10 Business Days each (or such longer period as the parties hereto may mutually agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. Without limiting the rights of the parties to terminate this Agreement pursuant to and in accordance with Article 8, if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with this Agreement, Merger Sub shall extend the Offer Expiration Time on one or more occasions in consecutive increments of 10 Business Days each (or such longer period as the parties hereto may mutually agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the End Date.
(d)    Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Offer Expiration Time and, in any event, no more than two Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

(e)    Termination of the Offer. Other than in connection with a valid termination of this Agreement pursuant to Article 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and Applicable Law.
(f)    Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall contain as an exhibit an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company and the Company Subsidiaries that may be required by Applicable Laws or that is reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn or modified in accordance with Section 6.02, Parent and Merger Sub shall be entitled to include a description of the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps reasonably necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by the Exchange Act. Parent shall (i) give the Company reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (ii) give reasonable and good faith consideration to any comments made by the Company, (iii) provide the Company in writing any comments Parent or Merger Sub or their respective Representatives may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (iv) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (v) give reasonable and good faith consideration to any comments made by the Company on any such responses.
(g)    Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer (including for purposes of determining whether the Minimum Tender Condition has been satisfied) unless and until the Shares underlying such notices of guaranteed delivery are received, as defined by Section 251(h)(6) of the DGCL.

Section 2.02. Company Actions.
(a)    Approval. The Company hereby approves of and consents to the Transactions.
(b)    Schedule 14D-9. On the date the Schedule TO is filed with the SEC (which shall in no event be prior to 20 Business Days after the date of the Agreement without the consent of the Company), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), which Schedule 14D-9 shall include the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with Section 6.02) and a copy of the fairness opinion described in Section 4.26, and a notice of appraisal rights in accordance with Section 262 of the DGCL. The Company shall (i) disseminate the Schedule 14D-9 to holders of Shares and (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub that may be required by Applicable Law or that is reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps reasonably necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by the Exchange Act. Prior to a Change in Recommendation, the Company shall (i) give Parent and Merger Sub reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (ii) give reasonable and good faith consideration to any comments made by Parent or Merger Sub, (iii) provide Parent or Merger Sub in writing any comments the Company or its Representatives may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and Merger Sub prompt telephonic notice of any material discussions with the SEC staff), (iv) provide Parent and Merger Sub a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (v) give reasonable and good faith consideration to any comments made by Parent or Merger Sub on any such responses.
(c)    Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of and computer or other electronic files containing stockholders’ names and addresses, security position listings and all other information in the Company’s possession containing information about the beneficial owners of the Shares as may be reasonably requested by Merger Sub for the purpose of communicating the Offer to such beneficial owners in accordance with Applicable Law, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares in accordance with Applicable Law (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger (all in accordance with the terms of the Confidentiality Agreement) and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.
Section 2.03. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as soon as practicable (and in any event within one Business Day) following the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Jones Day, 1420 Peachtree Street N.E., Atlanta, GA 30309, unless another place is agreed to in writing by the parties hereto.
Section 2.04. The Merger.
(a)    Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL, and take all other necessary or appropriate actions to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be effected under Section 251(h) of the DGCL.
(b)    Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).
(c)    Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.
(d)    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders thereof or any other Person:
(a)    except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash equal to the Offer Price without interest (the “Merger Consideration”);
(b)    each Share owned by Parent, Merger Sub or the Company (including Shares held by the Company as treasury stock) or held by any wholly-owned Subsidiary thereof immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and
(c)    each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.
Section 2.06. Surrender and Payment.
(a)    Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint and enter into a customary exchange agreement with a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration. At or prior to the Effective Time, Parent shall have deposited with the Paying Agent the aggregate Merger Consideration to be held in trust for the benefit of the holders of Shares at the Effective Time who are entitled to receive Merger Consideration (the “Payment Fund”). To the extent the amount of the Payment Fund is below the level required to make prompt payment of the aggregate Merger Consideration for any reason (including in the event any Dissenting Shares cease to be Dissenting Shares), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). No such investment or loss thereon shall affect the amounts payable to the former holder of Shares pursuant to this Article 2. Promptly after the Effective Time and in any event no later than the third Business Day after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that the delivery of any certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company agree prior to the consummation of the Offer) for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and non-certificated Shares represented by book-entry (“Uncertificated Shares”) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article 2.
(b)    Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such Shares promptly upon (i) in the case of Shares represented by a Certificate, surrender to the Paying Agent of such Certificate (or affidavit of loss in lieu thereof), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) in the case of Uncertificated Shares, adherence to the procedures set forth in the letter of transmittal and receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Until so surrendered or transferred, each Certificate and Uncertificated Share shall represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. The foregoing payments shall be made via check or wire transfer of immediately available funds, at each such holder’s election as specified in the applicable letter of transmittal.
(c)    Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d)    No Other Rights. All Merger Consideration paid upon the surrender of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and the Uncertificated Shares and, from and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificate shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.
(e)    Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.07. Dissenting Shares. Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.
Section 2.08. Treatment of Equity Awards.
(a)    Treatment of Company Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit (including each Company Non-Employee Director Restricted Stock Unit) outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of each such Company Restricted Stock Unit to receive (without interest) an amount in cash equal to the Merger Consideration per each share of Company Common Stock underlying each such Company Restricted Stock Unit, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Stock Units the cash payments described in this Section 2.08(a) as promptly as practicable (and in any event within three Business Days of the Effective Time).
(b)    Treatment of Company Restricted Shares. At the Effective Time, each Company Restricted Share outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Restricted Share to receive (without interest) an amount in cash equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Shares the cash payments described in this Section 2.08(b) as promptly as practicable (and in any event within three Business Days of the Effective Time).

(c)    Treatment of Company Post-March 1, 2016 Restricted Stock Units. At the Effective Time, each Company Post-March 1, 2016 Restricted Stock Unit outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the Merger Consideration per each share of Company Common Stock underlying each such Company Post-March 1, 2016 Restricted Stock Unit, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10, which cash amount will vest and become payable by the Surviving Corporation subject to and in accordance with the vesting schedule applicable to such Company Post-March 1, 2016 Restricted Stock Unit as in effect immediately prior to the Effective Time, including the provisions providing for accelerated vesting upon certain terminations of employment.
(d)    Treatment of Company Post-March 1, 2016 Performance Shares. At the Effective Time, each Company Post-March 1, 2016 Performance Share outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the Merger Consideration per each share of Company Common Stock underlying each such Company Post-March 1, 2016 Performance Share up to the number of shares of Company Common Stock underlying the Company Post-March 1, 2016 Performance Shares eligible to vest under the applicable award agreement assuming “target” performance for each applicable performance measure, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10. Such cash amount will vest and become payable by the Surviving Corporation in equal installments on each of March 15, 2017, March 15, 2018 and March 15, 2019 pursuant to the time-based vesting schedule applicable to such Company Post-March 1, 2016 Restricted Stock Unit as in effect immediately prior to the Effective Time, including the provisions providing for accelerated vesting upon certain terminations of employment.
(e)    Treatment of Company Senior Executive Stock Price Restricted Stock Units. At the Effective Time, each unvested Company Senior Executive Stock Price Restricted Stock Unit shall automatically and without any required action on the part of the holder thereof, be cancelled for no consideration.
(f)    Treatment of Company Stock Options. At least ten Business Days prior to the Effective Time, the Company shall provide written notice to the holder of each then-outstanding Company Stock Option, whether vested or unvested, that such Company Stock Option will accelerate and become vested and exercisable in full as of immediately prior to the Effective Time, and such holder will have the right to exercise his or her Company Stock Option in whole or in part at any time prior to the Effective Time. The holder of each Company Stock Option that is exercised pursuant to this Section 2.08(f) shall be issued the number of Shares resulting from such exercise, and such stockholder will thereafter be entitled to receive the Merger Consideration in respect of such Shares as provided in Section 2.05. Each Company Stock Option that is not exercised prior to the Effective Time shall automatically terminate at the Effective Time under the terms of the Company Stock Plans, in exchange for an amount equal to the excess of the Merger Consideration over the applicable exercise price for each Share subject to such Company Stock Option, provided that if the exercise price per-Share equals or exceeds the Merger Consideration, the amount payable for such Company Stock Option shall be $0.00.

(g)    Payments. With respect to any Company Restricted Stock Unit, Company Non-Employee Director Restricted Stock Unit, Company Post-March 1, 2016 Restricted Stock Unit or Company Post-March 1, 2016 Performance Share and for which payment in respect thereof as described in this Section 2.08 would violate the permitted time for delivery or payment prescribed under Section 409A of the Code, such delivery or payment shall be made on the earliest practicable date that delivery or payment may be made without violating such applicable provisions of Section 409A of the Code with such payment to be held through such permissible payment date in a deferred compensation account for the benefit of the individual holder (any such payment, a “Deferred Payment”). Except in the case of any Deferred Payment, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations (i) under Section 2.08(a), Section 2.08(b) and Section 2.08(e) no later than the Effective Time and (ii) under Section 2.08(c) and Section 2.08(d) on or as soon as reasonably practicable following the applicable vesting date.
(h)    Corporate Actions. Prior to consummation of the Offer, the Company shall take any actions which are necessary to approve and effectuate the provisions of Section 2.08(a) through Section 2.08(f), including (i) making any determinations or adopting resolutions of the Company Board or the applicable committee thereof or any administrator of a Company Employee Plan as may be necessary, (ii) taking any actions necessary so that each Company Stock Option with an exercise price that exceeds the Merger Consideration is canceled for no additional consideration and (iii) satisfying any requirement to notify the holder of compensatory equity awards as may be required under the Company Employee Plans. In addition, Parent may request that the Company use commercially reasonable efforts to seek consents from certain holders of Company Post-March 1, 2016 Restricted Stock Units and Company Post-March 1, 2016 Performance Shares prior to the Effective Time with respect to the treatment of such holders’ Company Post-March 1, 2016 Restricted Stock Units and Company Post-March 1, 2016 Performance Shares pursuant this Section 2.08. The Company shall ensure that from and after the Effective Time, no Company Equity Award holder shall have any right with respect to any Company Equity Award other than to receive the payment provided for in this Section 2.08.
Section 2.09. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.
Section 2.10. Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Shares shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01. Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of Merger Sub shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B until thereafter amended in accordance its terms and Applicable Law; provided that this Section 3.01 shall not limit the obligations set forth in Section 6.10 (Director and Officer Liability).
Section 3.02. Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law, except that all references therein to Merger Sub shall automatically be amended and shall become references to the Surviving Corporation.
Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law or until their earlier death, resignation or removal, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed with the SEC and publicly available on or after February 11, 2016 and prior to the date of this Agreement (other than any non-factual, predictive, cautionary or forward-looking disclosures contained in the “forward looking statements” or “risk factors” sections contained therein) or (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other sections of this Agreement as to which the relevance of the disclosure is reasonably apparent on its face) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. The Company has full power and authority required to own its properties and carry on its business as now conducted in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.02. Organizational Documents. The Company has Made Available true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and the Organizational Documents of the Company are in full force and effect. The Company is not in violation in any material respect of any such Organizational Documents.
Section 4.03. Corporate Authorization.
(a)    Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
(b)    Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approving this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) resolving that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein, (iv) determining to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (such recommendation, the “Board Recommendation”), (v) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Applicable Laws that may purport to be applicable will not apply with respect to or as a result of this Agreement or the Transactions, and (vi) authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.
Section 4.04. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and the EU Merger Regulation, (c) the filing with the SEC of (i) the Schedule 14D-9 and (ii) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or NYSE rules and (e) any actions or filings the absence of which has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Offer, the Merger and the other Transactions do not and will not (with or without notice or lapse of time or both) (a) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (c) except as set forth in Section 4.05 of the Company Disclosure Schedules, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of (i) any Material Contract or Material Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, (ii) any Company Permits or (iii) any staffing customer Contract (or series of related Contracts) that is reasonably expected to result in payments to the Company or any Company Subsidiary of $1,000,000 or more in the fiscal year ending December 31, 2016, or (d) result in the creation or imposition of any Lien on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (b), (c)(i), (c)(ii) and (d), as has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06. Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock, (ii) 39,000,000 shares of Class B Common Stock, par value $0.001 per share (“Company Class B Common Stock”), (iii) 200,000 shares of 10.5% Cumulative Preferred Stock, par value $10.00 per share (the “Company Cumulative Preferred Stock”) and (iv) 800,000 shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock, the Company Class B Common Stock, the Company Cumulative Preferred Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation. At the close of business on August 4, 2016 (the “Capitalization Date”), (A) 89,071,628 Shares, including 159,686 Company Restricted Shares, were outstanding, (B) Company Restricted Stock Units with respect to an aggregate of 3,243,352 Shares were outstanding, (C) Company Post-March 1, 2016 Restricted Stock Units with respect to an aggregate of 1,532,181 Shares were outstanding, (D) Company Post-March 1, 2016 Performance Shares with respect to an aggregate of 2,711,083 Shares were outstanding, (E) Company Senior Executive Stock Price Restricted Stock Units with respect to an aggregate of 262,500 Shares were outstanding, (F) Company Stock Options with respect to an aggregate of 60,816 Shares were outstanding, (G) no shares of Company Class B Common Stock were outstanding, (H) no shares of Company Cumulative Preferred Stock were outstanding, (I) no shares are Company Preferred Stock were outstanding and (J) the maximum number of Shares subject to issuance pursuant to outstanding Notes to the extent converted in accordance with their terms and giving effect to the Transactions is 25,110,292. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan or the Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date of this Agreement, no Shares or other Company Securities were issued or reserved for issuance except for the issuance pursuant to any Company Equity Awards outstanding as of the Capitalization Date and as set forth in Section 4.06(a) of the Company Disclosure Schedules.
(b)    Section 4.06(b) of the Company Disclosure Schedules sets forth, as of the close of business on the Capitalization Date, a true, correct and complete list of (i) all outstanding Company Equity Awards (other than the Company Stock Options), including the name of the holder and the grant date and vesting schedule thereof (or an indication that such Company Equity Award is performance based), and (ii) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise price per share. The Company stock plans set forth on Section 4.06(b) of the Company Disclosure Schedules (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than the Company Equity Awards were granted under the Company Stock Plans or otherwise. With respect to each grant of Company Equity Award, each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and Applicable Law (including NYSE rules). Each Company Stock Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant and (ii) has a grant date no later than the date on which the Company Board or compensation committee thereof took action to grant such Company Stock Option. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans. All Company Equity Awards may, by their terms, be treated in accordance with Section 2.08.
(c)    Except as set forth in Section 4.06(a) and except for the Notes, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) subscriptions, warrants, calls, options, convertible securities or other rights to acquire from the Company, or other obligation of the Company to issue, sell or deliver or cause to be issued sold or delivered, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of or other ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
(d)    There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except for the Shares, the Company Equity Awards and the Notes, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or Company Securities having the right to vote (whether on an as-converted basis or otherwise) or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote.
(e)    Neither the Company nor any of the Company Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. Except as set forth in Section 4.06(a), there are no contractual obligations or commitments of any character to which the Company or a Company Subsidiary is a party restricting the transfer of, or requiring the registration for sale of, any Company Securities or of any shares of capital stock of any of the Company Subsidiaries.
Section 4.07. Subsidiaries.
(a)    Section 4.07(a) of the Company Disclosure Schedules sets forth a correct and complete list of each Company Subsidiary and the percentage record equity ownership thereof held by the Company and each other Person, as applicable. All outstanding shares of capital stock or other voting securities of or other ownership interests in each Company Subsidiary are duly authorized and validly issued and are fully paid, to the extent applicable, nonassessable, and free of preemptive rights. Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries, directly or indirectly, owns any equity or similar interest in, nor any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person other than the Company Subsidiaries set forth on Section 4.07(a) of the Company Disclosure Schedules. For avoidance of doubt, no Company Subsidiary owns any equity or similar interest in the Company, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in the Company.
(b)    Except as set forth in Section 4.07(b) of the Company Disclosure Schedules, each Company Subsidiary (i) is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Applicable Laws of its jurisdiction of incorporation or organization, (ii) has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except for those powers the absence of which has not had, and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, all of the outstanding capital stock or other voting securities of or other ownership interests in each Company Subsidiary, are owned by the Company, directly or indirectly, free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company Subsidiaries, (ii) Company Securities or securities of any of the Company Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary, (iii) subscriptions, warrants, calls, options, convertible securities or other rights to acquire from the Company or any of the Company Subsidiaries, or other obligations of the Company or any of the Company Subsidiaries to issue, sell or deliver or cause to be issued sold or delivered, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Company Subsidiary (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.07(c) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Subsidiary Securities.

(d)    Except as has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, all the Organizational Documents of the Company Subsidiaries are in full force and effect and no Company Subsidiary is in violation of any of its Organizational Documents.
Section 4.08. SEC Filings and the Sarbanes-Oxley Act.
(a)    The Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by the Exchange Act to be filed or furnished by the Company on or after January 1, 2015 (together with all exhibits thereto and information incorporated by reference therein (including financial statements or schedules), the “Company SEC Documents”). No Company Subsidiary is required by the Exchange Act to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.
(b)    As of its filing date (or, if amended, supplemented or superseded, as of the date of the most recent such filing prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.
(c)    As of its filing date (or, if amended, supplemented or superseded, as of the date of the most recent such filing prior to the date of this Agreement), each Company SEC Document and each registration statement, as amended or supplemented, filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).
(e)    As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Documents is subject to ongoing SEC review or outstanding SEC investigation. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.
Section 4.09. Financial Statements; Internal Controls.
(a)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the Applicable Laws of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and its consolidated Company Subsidiaries and (B) GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim statements the omission of footnotes), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated

Company Subsidiaries at and as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries for the periods presented therein, all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes).
(b)    The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required to be made by the Company under applicable requirements of the Sarbanes-Oxley Act. The Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with the authorization of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements. Since January 1, 2015, no “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) has been identified by the Company in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information and all fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since January 1, 2015, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that the Company’s internal control over financial reporting was effective as of such date.
(c)    Since January 1, 2015 and prior to the date of this Agreement, (i) neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, auditor, accountant or any other Representative of the Company or any Company Subsidiary with responsibility for bookkeeping or accounting functions, has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of any material Applicable Law or breach of fiduciary duty by the Company or any of its respective Representatives to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.
Section 4.10. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at any time they are amended or supplemented, at the time they are published, sent or given to the holders of Shares, at the time of commencement of the Offer or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is published, sent or given to the holders of Shares, at the time of commencement of or at the time of the consummation of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other Applicable Laws. The Schedule 14D-9, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is published, sent or given to the holders of Shares, at the time of commencement of the Offer and at the time of the consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.
Section 4.11. Absence of Certain Changes. Since the Audited Balance Sheet Date, and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would require the prior written consent of Parent under clause (i) (with respect to clause A), (iv), (v), (viii), (xi), (xii), (xiii) or (xx) of Section 6.01(b) or, to the extent related to any such clause of Section 6.01(b), Section 6.01(b)(xxiii).
Section 4.12. No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries of the type required to be disclosed on the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP, other than Liabilities (a) disclosed, reflected or reserved against in the Audited Balance Sheet (including the notes thereto), (b) incurred under this Agreement or in connection with the Transactions, (c) incurred in the ordinary course of business since the Audited Balance Sheet Date or (d) Liabilities under executory Contracts to which the Company or any of the Company Subsidiaries are bound, other than as a result of a breach thereof. As of the date of this Agreement, based upon and subject to the assumptions set forth in Section 4.12 of the Company Disclosure Schedules, the Company’s good faith estimate of all Transaction Expenses that the Company and the Company Subsidiaries will pay or incur in connection with the Transactions does not exceed

$7.5 million.
Section 4.13. Litigation. Except as set forth on Section 4.13 of the Company Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending against or, to the Company’s Knowledge, threatened against the Company, any of the Company Subsidiaries or any current or former director or officer of the Company or any Company Subsidiaries (in their respective capacities as such), other than any such Proceeding that (a) does not involve an amount in controversy in excess of $200,000 and (b) does not seek injunctive or other non-monetary relief that would be material to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any of the Company Subsidiaries, nor any assets used by the Company or any of the Company Subsidiaries in the respective businesses, are, as of the date of this Agreement, subject to any outstanding Order that would reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole. As of the date of this Agreement, there is no Proceeding pending or, to the Company’s Knowledge, threatened, seeking to restrain, enjoin or prevent the consummation of or otherwise challenge this Agreement or the consummation of the Transactions.
Section 4.14. Compliance with Applicable Law; Permits.
(a)    The Company and each of the Company Subsidiaries is and, since January 1, 2015, has been in compliance in all material respects with all material Applicable Law and material Orders. Since January 1, 2015 and prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received written or, to the Company’s Knowledge, oral notice from any Governmental Authority that the Company or any Company Subsidiary, or, to the Company’s Knowledge, any Representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, is in violation in any material respect of any material Applicable Law.
(b)    (i) Each of the Company and the Company Subsidiaries has all material Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (“Company Permits”); (ii) each such Company Permit is in full force and effect; (iii) the Company and each Company Subsidiary are in compliance in all material respects with the terms of each such Company Permit; and (iv) neither the Company nor any Company Subsidiary has received written or, to the Company’s Knowledge, oral notice from any Governmental Authority that the Company or any Company Subsidiary, or, to the Company’s Knowledge, any Representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, threatening to revoke, terminate, modify or not renew any such Company Permit.
Section 4.15. Material Contracts.
(a)    Section 4.15 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Material Lease Agreements) by which any of the Company or any of the Company Subsidiaries is a party or is otherwise bound (collectively, the “Material Contracts”):

(i)    each Contract required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii)    each Contract (or series of related Contracts) with a customer, the payments under which constituted 0.5% or more of the Company’s consolidated revenues for the fiscal year ended December 31, 2015 or which are reasonably expected to constitute 0.5% or more of the Company’s consolidated revenues for the fiscal year ending December 31, 2016;
(iii)    each Contract to which the Company or any of the Company Subsidiaries is a party that restricts the ability of the Company or any of the Company Subsidiaries (A) to compete in any business or with any Person in any geographical area, or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions, but excluding covenants regarding the non-solicitation of employees or other service providers entered into in the ordinary course or business), except, in each case, for any such restriction that is not material to the Company or Company Subsidiary that is party to such Contract, or (B) to purchase or acquire an interest in or substantially all of the assets of any other entity;
(iv)    each (A) credit agreement, note, debenture, bond, indenture and other similar Contract with respect to Indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of $200,000, or (B) Contract (other than a Lease Agreement) pursuant to which the Company has provided an unlimited or uncapped guarantee of Liabilities of any Company Subsidiary;
(v)    each Contract that relates to any issued letters of credit or surety or performance bonds;
(vi)    each Contract (or series of related Contracts) to which the Company or any of the Company Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of the Company Subsidiaries of $1,500,000 or more over the remaining term of such Contract (or series of related Contracts), except for (A) Lease Agreements, (B) any such Contract that may be terminated, without any material penalty or other liability to the Company or any of the Company Subsidiaries, within one year, or (C) Company Employee Plans;
(vii)    each Contract entered into since January 1, 2012 to which the Company or any of the Company Subsidiaries is a party for the acquisition or disposition by the Company or any of the Company Subsidiaries of all or a portion of a business or any equity interest of another Person and which contains material obligations that are still in effect (excluding any transactions solely among the Company and any Company Subsidiaries);
(viii)    each Contract for the acquisition by the Company of a business that provides for material “earn-out” payments by the Company or any Company Subsidiary, other than those with respect to which there are no further obligations under such provisions;
(ix)    each Contract (A) under which the Company or any Company Subsidiary licenses or has the right to use any material Licensed Company IP Rights (other than shrink wrap agreements or click-through agreements for commercially-available software), (B) under which the

Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP Rights (other than agreements granting a non-exclusive license to a customer, distributor, reseller or marketing partner, in each case made in the ordinary course of business) or (C) providing for joint development of Intellectual Property material to the Company or any Company Subsidiary together with any other Person;
(x)    each Contract to which the Company or any of the Company Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture;
(xi)    each Contract (or series of related Contracts) involving the settlement of any Proceeding or threatened Proceeding that (A) involves payments after the date hereof of consideration of $100,000 or more or (B) imposes material monitoring or reporting obligations on the Company or any Company Subsidiary that are continuing after the date hereof that are outside of the ordinary course of business;
(xii)    each (A) D&O Indemnification Agreement and each other Contract providing for current or ongoing indemnification obligations to, or rights in favor of, any current or former director or officer of the Company or any U.S. Company Subsidiary or (B) Contract providing for pension or healthcare arrangements for retired executive employees of the Company or any Company Subsidiary;
(xiii)    each material Contract with a Key Supplier; and
(xiv)    each Material Government Contract and Material Government Contract Bid.
(b)    The Company has Made Available to Parent true, correct and complete copies of each Material Contract. Each Material Contract is in full force and effect, other than due to the ordinary expiration of the term thereof or termination in accordance with its terms, and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to, any Material Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or an event of default by the Company or the Company Subsidiary party thereto, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company or the Company Subsidiary party thereto, in each case, under any Material Contract, except, in the case of each of clauses (i), (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16. Taxes.
(a)    The Company and each Company Subsidiary have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file income or franchise Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. The most recent balance sheet included in the Company SEC Documents as of the date of this Agreement reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and the Company Subsidiaries through the date of such financial statements. Neither the Company nor any Company Subsidiary has incurred any material liability for Taxes since March 31, 2016 outside the ordinary course of business or otherwise inconsistent with past practice. No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved. No Proceeding is pending with respect to the Company or any of the Company Subsidiaries in respect of any material Tax.
(b)    The Company has Made Available to Parent true, correct and complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or any Company Subsidiary for any Tax period ending after December 31, 2012.
(c)    The Company and each Company Subsidiary have withheld and timely paid each material Tax required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of Applicable Law.
(d)    There are no Liens for material Taxes upon the assets of the Company or any Company Subsidiary (other than Permitted Liens referenced in clause (i) of such definition).
(e)    Except as set forth in Section 4.16(e) of the Company Disclosure Schedules: (i) all deficiencies for any material Taxes which have been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any Company Subsidiary have been satisfied by payment, settled or withdrawn; (ii) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has been the subject, in writing, of any audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding ongoing or pending with respect to any material Taxes of the Company or any Company Subsidiary and, to the Company’s Knowledge, no such audit, suit, proceeding, investigation, claim, examination or other administrative or judicial proceeding has been threatened; and (iv) there is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(f)    No unresolved claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Company and any Company Subsidiary does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Tax in that jurisdiction.
(g)    Other than the affiliated group of which the Company is the ultimate parent company, neither the Company nor any Company Subsidiary (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any actual or potential material Liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Applicable Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes (other than any Company Employee Plan).
(h)    Neither the Company nor any Company Subsidiary has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(i)    Neither the Company nor any Company Subsidiary has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(j)    Section 4.16(j) of the Company Disclosure Schedules lists the entity classification, for U.S. federal income tax purposes, of (i) the non-U.S. Subsidiaries of the Company and (ii) any partnership, joint venture, or similar entity, and any Subsidiary thereof, in which the Company or any Company Subsidiary has an ownership interest for Tax purposes.
(k)    During the two-year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 and Section 361 of the Code.
Section 4.17. Employee Benefits Plans.
(a)    Section 4.17(a) of the Company Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each Company Employee Plan, and the Company has Made Available each such Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each change of control agreement and each other material employment, individual consulting, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other material contract, plan agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, indemnification, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retirement benefits (including early retirement or pension, health, medical or life insurance benefits), supplemental retirement benefits or any other similar fringe or welfare benefit contract, plan, agreement, arrangement or policy which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company for the benefit of or relating to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries (collectively, “Company Employees”), or with respect to which the Company or any of the Company Subsidiaries has any Liability. With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent determination letter; (B) the plan documents and summary plan descriptions; (C) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (D) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of any such Company Employee Plan occurring within the past six years and (E) all amendments, modifications or supplements to any such document.
(b)    Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six years sponsored, maintained or contributed or has been obligated to contribute to, any Company Employee Plan subject to Title IV of ERISA, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, any multiple employer plan within the meaning of Section 413(c) of the Code, or any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(c)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Company’s Knowledge, there has not been any occurrence since the date of such determination or opinion letter that would reasonably be expected to result in such Company Employee Plan ceasing to qualify or be tax-exempt. Each Company Employee Plan has been maintained, operated and administered in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA, the Code, PPACA and the codes of practice issued by any Governmental Authority.
(d)    Neither the Company nor any ERISA Affiliate has received written notice that any Company Employee Plan is under audit or is subject of an investigation by the IRS, the U.S. Department of Labor, the SEC or any other Governmental Authority.
(e)    There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor of any Company Employee Plan, or, to the Company’s Knowledge, the plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority.

(f)    Except as provided in Section 4.17(f) of the Company Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, (i) result in any material payment or benefit under a Company Employee Plan becoming due or payable, or being required to be provided, to any Company Employee, (ii) materially increase the amount or value of any benefit or compensation under a Company Employee Plan payable or required to be provided to any Company Employee Plan or (iii) result in the acceleration or the time of payment or vesting of any material benefit or compensation under a Company Employee Plan. No Company Employee Plan provides for the reimbursement of excise taxes under Section 4999 or Section 409A of the Code.
(g)    Each Foreign Benefit Plan has in all material respects (i) been maintained in compliance with its terms and the requirements of any and all Applicable Laws and (ii) been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Benefit Plan have been timely made as and when due. Neither the Company nor any Company Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Benefit Plan. Except as set forth in Section 4.17(g) of the Company Disclosure Schedules, the assets of each Foreign Benefit Plan are sufficient to procure or provide for the projected benefit obligations taking into account, for the avoidance of doubt, any material increase in the amount or value of any benefit payable thereunder or any acceleration of the time of payment or vesting of any material benefit thereunder, in each case, as disclosed pursuant to Sections 4.17(f)(ii) or (iii), on account of the consummation of the Transactions, determined as of the Closing Date, with respect to all current and former participants in such plan based on reasonable actuarial assumptions.
Section 4.18. Labor and Employment Matters.
(a)    The Company and each Company Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. As of the date of this Agreement, (i) there are no Proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Authority pertaining to the employment practices of the Company and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company and remain unresolved. Neither the Company nor any of the Company Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee.”
(b)    Except as has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries, with respect to each Company Employee: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employees, consultants, independent contracts and directors, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees, consultants, independent contracts and directors (other than routine payments to be made in the normal course of business and consistent with past practice).
(c)    Except as set forth on Section 4.18(c) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five years.
(d)    Within the past three years, neither the Company nor any of the Company Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law, and no such action will be implemented prior to the Closing without advance notice to Parent.
(e)    As of the date of this Agreement, no Vice President or more senior level Company Employee has given, and to the Company’s Knowledge the Company has not been advised that any such Company Employee intends to give, notice that such Company Employee is resigning or intends to resign.
Section 4.19. Insurance Policies. Section 4.19 of the Company Disclosure Schedules sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) all insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement (or replacements thereof) are in full force and effect and all premiums due thereon have been paid; (b) such policies provide coverage in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (c) neither the Company nor any Company Subsidiary is in breach or default under such policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy; (d) to the Company’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy; (e) to the Company’s Knowledge, there is no material claim pending under such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy; and (f) since January 1, 2015, neither the Company nor any Company Subsidiary has failed to give any material notice or present any material claim under any such insurance policy within the time periods required.

Section 4.20. Environmental Matters.
(a)    Except as has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, there is no claim arising under any Environmental Law pending or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary or, to the Company’s Knowledge, against any Person whose liability for such claims arising under any Environmental Law the Company or any Company Subsidiary has or may have retained or assumed, either contractually or by operation of law.
(b)    Except as has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are and, since January 1, 2015, have been in compliance with all Environmental Laws.
Section 4.21. Intellectual Property and Privacy. Section 4.21(a) of the Company Disclosure Schedules contains a list, as of the date hereof, of registrations or applications for registration of the following categories of Company IP Rights: (i) Patents, (ii) Marks, (iii) Copyrights, including any mask works, and (iv) Internet domain names, in each case listing, as applicable, a true, correct and complete list of (A) the name of the applicant/registrant and current owner of record, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. The Company or one of the Company Subsidiaries is the sole and exclusive owner of each item listed on Section 4.21(a) of the Company Disclosure Schedules except as noted therein. To the Company’s Knowledge, the Company and the Company Subsidiaries own, free and clear of all Liens, except Permitted Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted.
(b)    The Company and the Company Subsidiaries have taken commercially reasonable steps to protect, maintain and safeguard their rights in all material Company IP Rights, including (i) making filings and payments of maintenance or similar fees for each item listed on Section 4.21(a) of the Company Disclosure Schedules, (ii) taking all steps required under any Government Contract and Applicable Laws to assert and protect the rights of the Company and the Company Subsidiaries in any technical data, computer software or other Company IP Rights and to ensure the rights granted to the Government or any third party in respect of Company IP Rights under each such Government Contract are limited to the Company’s customary commercial licenses, (iii) except as provided in Section 4.21(b)(iii) of the Company Disclosure Schedules, (A) requiring each current employee, consultant or similar individual, to the extent, in each case, that such employee, consultant or similar individual of the Company or any Company Subsidiary has been involved in the creation, invention or development of material Intellectual Property for or on behalf of the Company or the Company Subsidiaries (each such Person, a “Contributor”) to execute and deliver written contracts with the Company or the relevant Company Subsidiary that assign to the Company or the relevant Company Subsidiary all such material Intellectual Property relating to the business of the Company and the Company Subsidiaries that are or were created, invented or developed by such Contributors during the course of their work for or on behalf of the Company or the Company Subsidiaries or (B) ensuring that all such material Intellectual Property is created, invented or developed within the scope of such Contributor’s employment or engagement with the Company or the relevant

Company Subsidiary, and (iv) taking commercially reasonable security measures necessary to protect the confidentiality of material Trade Secrets included within the Company IP Rights, including, requiring all of its and their employees, contractors and consultants and any other Person with access to such Trade Secrets to execute confidentiality and non-disclosure agreements. To the Company’s Knowledge, no Company Owned IP is in jeopardy of being lost or abandoned through failure to act of the Company or any Company Subsidiary.
(c)    There are no Proceedings pending or, to the Company’s Knowledge threatened in writing against the Company or the Company Subsidiaries that allege the infringement, violation or misappropriation by the Company or any Company Subsidiary of any Third Party Intellectual Property rights. To the Company’s Knowledge, the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted does not infringe, misappropriate, dilute or violate any Third Party Intellectual Property rights. To the Company’s Knowledge, there is no infringement, misappropriation or violation by any Third Party of any of the Company IP Rights.
(d)    Except as provided in Section 4.21(d) of the Company Disclosure Schedules, to the Company’s Knowledge, the Company and the Company Subsidiaries have not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any product or service of the Company or the Company Subsidiaries or any Company Software, (i) require any material disclosure or distribution in source code form, (ii) require any material licensing thereof for the purpose of making derivative works, (iii) impose any material restriction on the consideration to be charged for the distribution thereof or (iv) create, or purport to create, other material obligations for the Company or any of the Company Subsidiaries that affect any Company Software. With respect to any Open Source Software that is used by the Company or the Company Subsidiaries in any way, to the Company’s Knowledge, the Company and the Company Subsidiaries are in material compliance with all applicable agreements with respect thereto.
(e)    Except as provided in Section 4.21(e) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has disclosed or delivered to any Third Party, or permitted the disclosure or delivery to any escrow agent or other Third Party of, any source code of any material Company Software, other than to consultants and contractors under appropriate confidentiality arrangements. To the Company’s Knowledge, neither the current operation of the businesses of the Company and the Company Subsidiaries nor any of the Transactions, including the Merger, results or will result in any requirement that the Company or any of the Company Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available the source code for any material Company Software.

(f)    The Company and the Company Subsidiaries have (i) complied in all material respects with their published privacy policies and internal privacy and data security policies, related contractual obligations with customers and all Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Information (including Personal Information of customers, employees, contractors, and third parties who have provided information to the Company or Company Subsidiaries and any information which may be re-identified or associated with a unique identifier) and Protected Health Information and (ii) taken commercially reasonable measures to protect Personal Information and Protected Health Information against loss, damage, corruption and unauthorized access, use, modification, or other misuse. Except as provided in Section 4.21(f) of the Company Disclosure Schedules, to the Company's Knowledge, there has been no material loss, damage, corruption or unauthorized access, use, unauthorized transmission, modification to or of such Personal Information and Protected Health Information since January 1, 2010, or other misuse of any such Personal Information and Protected Health Information since January 1, 2010 by the Company, the Company Subsidiaries or any of their employees or contractors.
(g)    Except as had not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2010, the Company and the Company Subsidiaries have been in compliance with all obligations relating to the collection, receipt, processing, storage, disclosure, transmission, transfer (including cross-border transfers), access, use, deletion or destruction Personal Information under any Contract. The Company and the Company Subsidiaries have taken commercially reasonable measures to monitor Third Party service providers, customers and business partners’ compliance with the related terms and conditions set forth in their service provider and partnership Contracts with the Company and the Company Subsidiaries, Terms of Use or Service of the Company and the Company Subsidiaries and applicable published privacy policies of the Company and the Company Subsidiaries, and to address breaches thereof (for purposes of greater certainty, such as monitoring for suspected fraud based on activities on the Company and the Company Subsidiaries’ websites but excluding audit or monitoring of customer’s internal use of Person Information).
(h)    Except as provided in Section 4.21(h)(i) of the Company Disclosure Schedules, no Person (including any Governmental Authority) has made, since January 1, 2010, any material claim or commenced any material Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information and Protected Health Information by the Company, the Company Subsidiaries or any of their employees or contractors for which, to the Company’s Knowledge, there is a reasonable basis for any such claim or Proceeding. The execution, delivery and performance of this Agreement and the consummation of the Transactions comply with the Company’s applicable privacy and data security policies. Since January 1, 2010, except as provided in Section 4.21(h)(ii) of the Company Disclosure Schedules, the Company and the Company Subsidiaries have made, as reasonably determined by the Company and the Company Subsidiaries after consulting legal counsel, all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons required by Privacy and Security Laws and have filed any required registrations. Section 4.21(h)(iii) of the Company Disclosure Schedules sets out all current data processing registrations made with the applicable data protection authority.

(i)    The Company and each Company Subsidiary use commercially reasonable efforts to monitor their information systems, networks, devices, physical infrastructure and facilities, and have implemented commercially reasonable operational, managerial, physical and technical safeguards and controls to protect all Company IP Rights and any Personal Information and Protected Health Information under their control against loss, damage, corruption, and unauthorized and unlawful access, use, modifications, or other misuse. Except as provided in Section 4.21(i) of the Company Disclosure Schedules, since January 1, 2010, to the Company’s Knowledge, neither the Company nor the Company Subsidiaries have suffered a security breach which has materially compromised the security, confidentiality, or integrity of Personal Information and Protected Health Information.
(j)    The Company has had third party data security audits performed as disclosed in Section 4.21(j) of the Company Disclosure Schedules sets out all third party data security audits performed since January 1, 2014. Except as provided in that Section 4.21(j) of the Company Disclosure Schedules, the Company is in the process of remedying or otherwise correcting any deficiencies identified in such third party audits.
(k)    The Company and each Company Subsidiary has established and maintains appropriate incident response, disaster recovery, and business continuity plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”). The Company and the Company Subsidiaries carry out periodic audits and tests of the Disaster Recovery Plans and are otherwise in compliance in all material respects with the Disaster Recovery Plans. As of the date of this Agreement, neither the Company nor the Company Subsidiaries (a) owe or have owed in the past 24 months any payments, penalties or fees (however characterized) to, or (b) experience or have experienced in the past 24 months a reduction in payments from, in either case customers or other third parties, as a result of any failure to be in compliance with the Disaster Recovery Plans. As of the date of this Agreement, the Company and the Company Subsidiaries have not committed to their customers or other third parties to modify, upgrade or buildout the Disaster Recovery Plans.
Section 4.22. Real Property.
(a)    Neither the Company nor any of the Company Subsidiaries owns any real property.
(b)    Section 4.22(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of each lease, sublease or other Contract pursuant to which the Company or any Company Subsidiary occupies a real property location (each, a “Lease Agreement”) that is material to the Company and the Company Subsidiaries, taken as a whole (each, a “Material Lease Agreement”). The Company has Made Available to Parent true, correct and complete copies of each Material Lease Agreement. Each Material Lease Agreement is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor any other party to any Material Lease Agreement is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Lease Agreement. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Material Lease Agreement. The Company or a Company Subsidiary has a good and valid leasehold interest in each parcel of real property that is subject to a Material Lease Agreement free and clear of all Liens other than Permitted Liens and, as of the date hereof, neither the Company nor any Company Subsidiary has received written notice of any pending, and to the Company’s Knowledge, there is no threatened, condemnation with respect to such real property.
Section 4.23. Anticorruption Matters; Sanctions.
(a)    Since January 1, 2010, neither the Company nor any of the Company Subsidiaries nor any of their respective directors or officers nor, to the Company’s Knowledge, any of their respective employees, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company or any Company Subsidiary, (i) has violated any Anticorruption Laws in any material respect or (ii) to the Company’s Knowledge, been the subject or target of an investigation, or request for information from the any Governmental Authority regarding any actual or possible violation of Anticorruption Laws. To the Company’s Knowledge, there are no pending or threatened Proceedings against the Company or any Company Subsidiary or any of their respective directors, officers, employees, agents, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company or any Company Subsidiary with respect to any Anticorruption Laws.
(b)    The Company has established and maintains a compliance program, and such program includes providing annual training regarding compliance with the Anticorruption Laws to the Company and the Company Subsidiaries’ respective directors, officers and employees. The Company (i) has established and maintains reasonable internal controls and procedures for compliance with Anticorruption Laws, which controls and procedures include controls to prevent or detect improper payments by Representatives of the Company or any Company Subsidiary and (ii) maintains books and records in a manner that accurately and fairly reflect transactions and dispositions of assets.
(c)    Since January 1, 2010, the Company and the Company Subsidiaries have been in compliance with all economic sanctions Applicable Laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Since January 1, 2010, neither the Company nor any of the Company Subsidiaries nor any of their respective directors or officers nor, to the Company’s Knowledge, any of their respective employees, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company or any Company Subsidiary: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S. Governmental Authority, including OFAC’s list of Specially Designated Nationals and Blocked Persons; or (ii) has participated, engaged, or been involved in any transaction involving or relating to such designated person or entity, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC.

Section 4.24. Government Contracts.
(a)    Except as set forth on Section 4.24(a) of the Company Disclosure Schedules, with respect to each Government Contract or Government Contract Bid, at all times since January 1, 2012: (i) the Company and the Company Subsidiaries are and have been in compliance in all material respects with (A) all terms and conditions of each Government Contract and Government Contract Bid, including any clauses, provisions, requirements, terms and conditions incorporated expressly by reference or by operation of law, and (B) all Applicable Laws pertaining to each Government Contract and Government Contract Bid, including the Federal Acquisition Regulation (“FAR”) and applicable agency supplements; (ii) through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written (or to the Company’s Knowledge, oral) cure notice, show cause notice, stop work order or other default notice; (iii) the Company’s and the Company Subsidiaries’ business systems and internal controls with respect to the Government Contracts and Government Contract Bids are and have been in compliance with applicable contract requirements and laws, including, if applicable, FAR 52.203-13 and DFARS 252.215-7002, 252.234-7002, 252.242-7006, 252.244-7001 and 252.245-7003; (iv) all invoices and claims for payment, reimbursement or adjustment submitted by the Company or any Company Subsidiary were current, accurate and complete in all respects as of their submission dates, and through the date of this Agreement, no Governmental Authority, prime contractor or higher tier subcontractor has disallowed, withheld or set off, or threatened in writing (or, to the Company’s Knowledge, orally) to disallow, withhold or set off, any amount due to the Company or a Company Subsidiary under any Government Contract; (v) the Company and the Company Subsidiaries have complied with the notice and pricing requirements of the price reductions clause and payment of the Industrial Funding Fee in any multiple award schedule Government Contract and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a demand by any Governmental Authority for a refund based on the Company’s or any Subsidiary’s failure to comply with the price reductions clause or payment of any Industrial Funding Fee; (vi) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Government Contract Bid were current, accurate and complete in all respects as of their effective date and the Company and the Company Subsidiaries have complied with such representations and certifications in all respects, including any requirement to update such representations and certifications; (vii) neither the Company nor any Company Subsidiary is an Inverted Domestic Corporation as that term is used in FAR Part 9.108 or FAR 52.209-10, Prohibition on Contracting With Inverted Domestic Corporations; and (viii) through the date of this Agreement, neither the Company nor any Company Subsidiary will or have released, or have been required to release, any source code from escrow to a Governmental Authority under the terms of any Government Contract or Government Contract Bid, and the Transactions will not result in any right for any Governmental Authority to access any source code held in escrow.
(b)    To the Company’s Knowledge, the Transactions will not give rise to an organizational conflict of interest (“OCI”) as that term is defined in FAR Subpart 9.5. Section 4.24(b) of the Seller Disclosure Schedule, sets forth a true, correct and complete list of all OCI mitigation plans entered into or proposed by the Seller in connection with any Government Contract. The Company has Made Available to Parent and Merger Sub true, correct and complete copies of all such OCI mitigation plans. The Company is in material compliance with all of its OCI mitigation plans and has not received any written (or, to the Company’s Knowledge, oral) notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Contract Bid.
(c)    The Company and Company Subsidiaries do not hold any facility security clearances, including personnel security clearances subject to the National Industrial Security Program Operating Manual (“NISPOM”). All personnel holding a Public Trust position are in good standing. The Public Trust Roster has been Made Available to Parent, and the Company and the Company Subsidiaries are in compliance in all material respects with the applicable Public Trust position, all applicable of Director of Central Intelligence Directives, and any contractual agreements, including the provisions of all applicable DD254s, and including any requirements therein relating to the provision of notice of this Agreement. The Public Trust Roster Made Available to Parent are all of the Public Trust positions necessary to conduct the Business. Neither the Company nor any Company Subsidiary has received written notice of and, to the Company’s Knowledge, there is no, proposed or threatened termination of any Public Trust position.
(d)    Neither the Company, any Company Subsidiary, nor any of their directors, officers, principals, employees or consultants is debarred, suspended, deemed non responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any Company Subsidiary or any of their predecessors, officers, directors, employees or consultants. Neither the Company nor any Company Subsidiary has received any written (or to the Company’s Knowledge, oral) notice of any negative determinations of responsibility, as contemplated in Part 9 of the FAR, and, to the Company’s Knowledge, no such negative determinations of responsibility have been issued, against the Company or any Company Subsidiary.
Section 4.25. Brokers’ Fees. Except for Evercore, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions. The Company has Made Available true, correct and complete copies of all engagement, fee and similar Contracts between the Company and Evercore.
Section 4.26. Opinion of Financial Advisor. The Company Board has received an opinion from Evercore, to the effect that, as of such date and based upon and subject to the matters, assumptions, qualifications and limitations set forth therein, the Offer Price or Merger Consideration, as applicable, payable to the holders of Shares (other than Shares owned by Parent, Merger Sub and their respective affiliates) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion will promptly be delivered to Parent after the execution of this Agreement (on a non-reliance basis for informational purposes only). The Company will, prior to filing the Schedule 14D-9, obtain all necessary consents of Evercore to permit the Company to include in the Schedule 14D-9 the opinion described in this Section 4.26, subject to Evercore reviewing and providing its consent with respect to any references to Evercore and such opinion in the Schedule 14D-9.

Section 4.27. Vote Required. If required under Applicable Laws in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Shares issued and outstanding on the record date for a meeting of the stockholders of the Company is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the other Transactions.
Section 4.28. Takeover Laws. Assuming the accuracy of the representations contained in Section 5.09, the Company Board has taken such actions and votes as are necessary, if applicable, to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Applicable Law, including Section 203 of the DGCL, inapplicable to this Agreement, the Offer, the Merger or any other Transaction. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect that the Company or any of the Company Subsidiaries is subject to, party to or bound by.
Section 4.29. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5, neither Parent nor Merger Sub nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent or Merger Sub or any of their respective Affiliates or the accuracy or completeness of any information regarding Parent or Merger Sub or any of their respective Affiliates or any other matter furnished or provided to the Company. The Company is not relying and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Nothing in this Section 4.29 shall impact any rights of any party to this Agreement in respect of fraud.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing the Applicable Laws of the State of Delaware. Each of Parent and Merger Sub has full power and authority required to own its properties and carry on its business as now conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02. Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption shall occur immediately following execution and delivery of this Agreement). Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and the EU Merger Regulation, (c) the filing with the SEC of (i) the Schedule TO and (ii) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and stock exchange rules (including stock exchange rules applicable to Ultimate Parent) and (e) any actions or filings the absence of which would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer, the merger and the other Transactions do not and will not (with or without notice or lapse of time or both) (a) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under constitute a change of control or default under, result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Parent, Merger Sub or any other Subsidiary of Parent or (d) result in the creation or imposition of any Lien on any rights, property or asset of Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (b), (c) and (d) above, as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05. Ownership and Operation of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities or hold any assets (other than those necessary to perform under this Agreement) and will have incurred no liabilities or obligations other than as contemplated hereby.
Section 5.06. No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent or Ultimate Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.
Section 5.07. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is published, sent or given to the holders of Shares, at the time of commencement of the Offer or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents, at the time such documents are filed with the SEC, at any time they are amended or supplemented, at the time they are published, sent or given to the holders of Shares, at the time of commencement of the Offer and or at the time of the consummation of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other Applicable Laws. The Offer Documents, at the time such documents they are filed with the SEC, at any time they are amended or supplemented, at the time they are published, sent or given to the holders of Shares, at the time of commencement of the Offer and at the time of the consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Offer Documents.
Section 5.08. Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would constitute, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions. Neither Parent nor any of its Subsidiaries is subject to any Order that would constitute, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened, seeking to restrain, enjoin or prevent the consummation of or otherwise challenge this Agreement or the consummation of the Transactions.
Section 5.09. Section 203 of DGCL; Ownership. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares of or other Company Securities, other than shares beneficially owned through benefit or pension plans, and none of Parent or any of its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date hereof, neither Parent nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
Section 5.10. Available Funds; Solvency.
(a)    Parent and Merger Sub have sufficient cash on hand or undrawn amounts available under existing lines of credit or other sources of financing necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with this Agreement.
(b)    Immediately prior to and after giving effect to the consummation of each of the Offer and the Merger:
(i)    the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all Liabilities);
(ii)    Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and
(iii)    Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.
Section 5.11. Brokers’ Fees. Except for Wells Fargo Securities, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.
Section 5.12. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any Company Subsidiary, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any Company Subsidiary or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Company and the Company Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and the Company Subsidiaries’ businesses with the management of the Company. Nothing in this Section 5.12 shall impact any rights of any party to this Agreement in respect of fraud.
ARTICLE 6
COVENANTS
Section 6.01. Conduct of the Company.
(a)    During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except as (i) set forth in Section 6.01 of the Company Disclosure Schedules, (ii) contemplated by this Agreement, (iii) required by Applicable Law or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course, and to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its business organization and preserve the present relationships and goodwill with those Persons having significant business relationships with the Company or the Company Subsidiaries, keep available the services of its Key Suppliers and maintain in effect all Company Permits and maintain and enforce all material Company IP Rights.
(b)    Without limiting the generality of Section 6.01(a), except as (w) set forth in Section 6.01 of the Company Disclosure Schedules, (x) contemplated by this Agreement, (y) required by Applicable Law or (z) undertaken with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following:
(i)    (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Company Subsidiary to another wholly-owned Company Subsidiary or the payment of accrued dividends with respect to awards granted under the Company Stock Plans that become vested after the date of this Agreement, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities (except (1) upon the net exercise of Company Equity Awards disclosed in the Company Disclosure Schedules or otherwise listed in Section 4.06(a) and (2) in connection with the satisfaction of any tax liability relating to an outstanding award granted under any of the Company Stock Plans);
(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Company Securities or Company Subsidiary Securities (other than the issuance of Shares pursuant to the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date of this Agreement in accordance with the applicable terms thereof);

(iii)    amend the Organizational Documents of the Company or any of the Company Subsidiaries (including by merger or consolidation);
(iv)    merge or consolidate with, or purchase an equity interest in, or acquire any business of or all or substantially all of the assets of, any Person or any division or business thereof, other than any such transaction solely between or among any of the Company and the Company Subsidiaries;
(v)    (A) subject to Section 6.01(b)(viii), sell, license, lease or otherwise dispose of (1) any of its material tangible properties or assets (including capital stock of any Company Subsidiary) or (2) any other tangible properties or assets for consideration (including consideration in the form of assumption of Liabilities) of $1,000,000 or more in the aggregate, in each case except for dispositions of obsolete equipment in the ordinary course of business consistent with past practice, (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries, or (C) enter into any Contract that contains a change of control or similar provision that would require a material payment to the other party or parties thereto in connection with the Transactions;
(vi)    (A) incur, assume or otherwise become liable for or guarantee any Indebtedness, other than (1) Indebtedness under the Company’s or the Company Subsidiaries’ existing lines of credit or other facilities in an amount not to exceed an additional $1,000,000 to finance capital expenditures permitted by Section 6.01(b)(viii) or (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into pursuant to this clause (vi), or (B) make any loans or capital contributions to, or investments in, or forgive any loans to, any Person other than the Company Subsidiaries, other than advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice;
(vii)    grant or create, or permit the creation or imposition of, any Lien on any material assets of the Company or any Company Subsidiary (other than Permitted Liens);
(viii)    make any capital expenditures other than in the ordinary course of business, other than (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been Made Available, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $1,000,000;
(ix)    (A) enter into any contract that would constitute a Material Contract or Material Lease Agreement if in existence on the date hereof, (B) modify, amend or terminate any Material Contract or Material Lease Agreement, (C) accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option under any Material Lease Agreement, or (D) grant any waiver, release or relinquishment of any material rights or material claims under any Material Contract or Material Lease Agreement, in each case of (A), (B), (C) and (D), other than in the ordinary course of business consistent with past practice (provided that any such new Contract entered into would be a Material Contract only pursuant to clauses (i), (ii), (iv)(A) (solely pursuant to clause (iii) or (iv) of the definition of Indebtedness), (v), (ix), (xi), (xiii) or (xiv) (solely pursuant to clause (i) of the definition of Material Government Contract) of Section 4.15(a));

(x)    (A) grant any increase in base salary, bonus opportunity or benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiaries, except as required under the terms of existing Contracts in effect as of the date of this Agreement (including the terms of any Company Employee Plan) or increases in base salary (not to exceed 3%) in the ordinary course of business for employees (other than a Senior Vice President or more senior level Company Employee), or in connection with a promotion not prohibited hereunder, in each case, consistent with the Company’s past practice, (B) adopt, enter into or terminate any Company Employee Plan (except as required by Applicable Law), (C) amend any Company Employee Plan, except as required by Applicable Law or to maintain the Tax-qualified status of any Company Employee Plan, (D) grant any severance or termination pay which will become due and payable on or after the Effective Time, except as required under the terms of existing Contracts that are in effect as of the date of this Agreement and have been Made Available to Parent (including the terms of any Company Employee Plan) or in connection with a new hire or promotion not prohibited hereunder, consistent with the Company’s past practice, (E) adopt any termination notice policies with respect to Company Employees or amend any existing policies related to termination or severance pay for Company Employees, (F) make any statements, announcements or commitments to any Company Employee as to the terms or conditions of any such Company Employee’s employment from and after the Effective Time, (G) hire any employee who would be, if hired, an officer, promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, provided, however, that the Company may hire any person to be an officer (other than a Senior Vice President or more senior level Company Employee) or promote any employee to be an officer (other than a Senior Vice President or more senior level Company Employee), in each case as reasonably necessary to replace departing officers, or (H) except as generally provided in Section 6.06(d) or as specifically provided in any Contracts in existence on the date of this Agreement and have been Made Available to Parent (including any Company Employee Plan), accelerate any rights or benefits under any Company Employee Plan;
(xi)    (A) make any material change in accounting methods, principles or practices, except insofar (1) as may have been required by a change after the date of this Agreement in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (2) as may be required by a change after the date of this Agreement in Applicable Law or (3) as disclosed in the Company SEC Documents or as required by a Governmental Authority or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization) or (B) make any material payment, directly or indirectly, of any Liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms;
(xii)    make, change or revoke any material Tax election, change or adopt any annual Tax accounting period or change any material method of Tax accounting, file any amended Tax Return if such amendment would or would reasonably be expected to result in a material Tax liability, enter into any closing agreement with any Taxing Authority if such agreement would or would reasonably be expected to result in a material Tax liability or have a material impact on Taxes, request any Tax ruling from any Governmental Authority, settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes, or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of

Taxes;
(xiii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries (other than any merger or consolidation of wholly-owned direct or indirect Subsidiaries of the Company), file a petition in bankruptcy under any provisions of any Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of the Company Subsidiaries under any similar Applicable Law;
(xiv)    enter into any new line of business or discontinue any line of business;
(xv)    enter into any collective bargaining or similar labor Contract or form any new works council;
(xvi)    discharge, settle or compromise any Proceeding other than a settlement solely for monetary damages (without any admission of liability or other adverse consequences or restriction on the Company, Parent, Merger Sub or Surviving Corporation) (net of insurance proceeds received) not in excess of $100,000 individually or $250,000 in the aggregate;
(xvii)    commence any Proceeding other than in the ordinary course of business or for the routine collection of invoices or enter into any Contract or transaction between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company or any Company Subsidiary on the other hand, other than in the ordinary course of business consistent with past practice and on terms no less favorable to the Company or the Company Subsidiary, as applicable, than the terms governing such transactions with third parties;
(xviii)    amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with Evercore in a manner adverse to the Company, any Company Subsidiary or Parent;
(xix)    enter into, amend, cancel or permit to lapse or expire any insurance policies other than in the ordinary course of business consistent with past practice;
(xx)    license, grant any rights to or transfer any of the material Intellectual Property owned or, used or held for use by the Company and the Company Subsidiaries, other than grants of non-exclusive licenses in the ordinary course of business consistent with past practice;
(xxi)    abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material Intellectual Property owned or, used or held for use by the Company or the Company Subsidiaries;

(xxii)    except as a result of the failure of any of the assumptions set forth in Section 4.12 of the Company Disclosure Schedules to be correct, pay or agree to pay Transaction Expenses in excess of $7,500,000 in the aggregate; or
(xxiii)    authorize any of, or commit or agree in writing to take any of, the foregoing actions.
(c)    Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, direct, or in any way exercise beneficial ownership with respect to the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer.
Section 6.02. Unsolicited Proposals.
(a)    Except as otherwise expressly permitted by this Section 6.02, from the date of this Agreement until the consummation of the Offer or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party who has made, or in response to, an Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract or commitment providing for or relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), (v) take any action to make the provisions of any state takeover statute or similar Applicable Law (including the restrictions under Section 203 of the DGCL), or any anti-takeover provision in the Company’s Organizational Documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (vi) amend or grant any waiver or release under, or fail to enforce, any standstill or similar Contract with respect to the Shares (provided, however, that the Company may waive, if requested by the applicable counterparty, rights under any standstill, confidentiality agreement or similar Contract to which the Company is a party to the extent necessary to enable such counterparty to make an Acquisition Proposal), or (vii) resolve or agree to do any of the foregoing. Promptly following the execution of this Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations of the Company and the Company Subsidiaries and its and their respective Representatives with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction, (C) request the prompt return or destruction of any confidential information provided to any Third Party in the 12 months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction (provided, however, that the Company may waive, if requested by the applicable counterparty, rights under any such confidentiality agreement or similar Contract to which the Company is a party to the extent necessary to enable such counterparty to make an Acquisition Proposal). Any violation of the restrictions set forth in this Section 6.02(a) by any Company Subsidiary or Representative of the Company or any Company Subsidiary shall constitute a breach of this Section 6.02(a) by the Company.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), the Company and the Company Board and their Representatives may, subject to compliance with this Section 6.02, engage in negotiations or discussions with, or furnish any information and reasonable access to, such Third Party making such Acquisition Proposal and its Representatives if the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, or result in, a Superior Proposal and that the failure to engage in such negotiations or discussions or to furnish such information or access would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement (and the Company promptly thereafter (but in any event within 24 hours) provides to Parent a copy of any such Acceptable Confidentiality Agreement) and (ii) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available to Parent substantially concurrently with the furnishing of such information to such Third Party. Without limiting the foregoing (but, for the avoidance of doubt, without having to determine that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, or result in, a Superior Proposal), the Company may, following the receipt of an Acquisition Proposal, contact the Third Party that has made such Acquisition Proposal to (i) clarify and understand the terms and conditions thereof solely to facilitate the Company Board’s determination of whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, or result in, a Superior Proposal, and (ii) inform such Third Party of the provisions of this Section 6.02.
(c)    Except as otherwise provided in the last sentence of this Section 6.02(c) or in (and in connection with terminating this Agreement pursuant to) Section 6.02(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other applicable state takeover Applicable Law, (C) if an Acquisition Proposal has been made public, fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing (provided, that (x) if after such request has been made another Acquisition Proposal (or amendment thereto) has been made public that requires a response from the Company pursuant to Rule 14d-9, the deadline to make such public reaffirmation shall be extended to the date the Company is required to file a Schedule 14D-9 in respect of such public Acquisition Proposal) and (y) Parent may not request any such reaffirmation more than once with respect to any particular Acquisition Proposal or any public disclosure of a material amendment to the terms thereto), (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within 10 Business Days after the commencement of such Acquisition Proposal, or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”), or (ii) approve, adopt or recommend, propose publicly to approve, adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party providing for an Acquisition Transaction or that requires by its terms the Company to abandon, terminate, delay or fail to consummate the Transactions (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.02(e), if at any time prior to the consummation of the Offer, an Intervening Event occurs or arises, the Company Board may make a Change in Recommendation described in clause (A), (C) or (D) of the definition thereof if the Company Board determines, after consultation with its legal advisor, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.
(d)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.02(e), at any time prior to the consummation of the Offer if, in response to an Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the holders of Shares under Applicable Law, the Company Board may make a Change in Recommendation or terminate this Agreement pursuant to Section 8.01(d)(i) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.
(e)    Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to make a Change in Recommendation in connection with an Intervening Event or terminate this Agreement pursuant to Section 8.01(d)(i) unless (x) the Company shall have provided to Parent four Business Days’ prior written notice (a “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, as applicable, the material circumstances of the Intervening Event or the material terms and conditions of any such Superior Proposal, including any material amendment to the terms or conditions thereof), and (y):
(i)    during such four Business Day period (such period, the “Review Period,” and it being understood that for purposes of calculating the Review Period, the first Business Day will be the first Business Day after the date of delivery of the Superior Proposal Notice), if requested by Parent, the Company shall have engaged in good faith negotiations (to the extent the Parent desires to negotiate) with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal or to obviate the basis for a Change in Recommendation; and

(ii)    the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) that may be irrevocably proposed in writing by Parent (the most recent such adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth Business Day of the Review Period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that, after giving effect to the Proposed Changed Terms, the Superior Proposal would continue to constitute a Superior Proposal or that the failure to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.
For the avoidance of doubt, if Parent, within the four Business Day period following its receipt of a Superior Proposal Notice, makes Proposed Changed Terms that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisors) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 8.01(d)(i) as a result of such Acquisition Proposal. Any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice; provided that, notwithstanding anything to the contrary, the Review Period with respect to any such new Superior Proposal Notice shall be only a two Business Day period (and not four Business Days); provided, further, that in the event there is a material revision to the terms of a Superior Proposal during a Review Period, the Review Period shall end on the later of (1) the date the Review Period was originally scheduled to expire and (2) the second Business Day following the delivery of the Superior Proposal Notice setting forth such material revision.
(f)    The Company shall promptly (and in any event within 24 hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Person making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) promptly (and in any event within 24 hours) notify Parent of any material change to the terms of any such Acquisition Proposal (including a summary of such material changes), (ii) promptly (and in any event within 24 hours) advise Parent of any material developments regarding such Acquisition Proposal and (iii) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt thereof of any written indication of interest, inquiry, proposal or request for information (or amendment thereto) that would reasonably be expected to lead to, or result in, an Acquisition Proposal or any written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.
(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (for the avoidance of doubt, it being understood that any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not, in and of itself, be deemed a Change in Recommendation), and (iii) making any disclosure to the holders of Shares if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, in each case, that no Change in Recommendation may be made unless the Company shall have first complied with its obligations under Section 6.02(e).
Section 6.03. Approval of Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a stockholders meeting, pursuant to Section 251(h) of the DGCL.
Section 6.04. Access to Information; Confidentiality.
(a)    Subject to Applicable Law, upon reasonable advance notice to the Company, the Company shall (and shall cause the Company Subsidiaries and the Representatives of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other Representatives reasonable access, during normal business hours throughout the Pre-Closing Period in a manner that does not materially interfere with the business of the Company or the Company Subsidiaries, to its officers, agents, properties, books, Contracts and records; and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request; provided that none of the Company, any Company Subsidiary and any Representative of the Company shall be required to provide such access to or to disclose such information where such access or disclosure would (i) contravene any Applicable Law or Order (provided that the Company shall use its commercially reasonable efforts to provide such disclosure on a basis that does not contravene such Applicable Law or Order), (ii) violate the terms of any Contract of the Company or any Company Subsidiary (provided that the Company shall use its commercially reasonable efforts to obtain the required consent to permit such disclosure), or (iii) reasonably be expected to violate or result in a loss or impairment of any attorney-client, work product privilege or Intellectual Property right (provided that the Company shall use its commercially reasonable efforts to allow for access in a manner that does not impair or violate such privileges or rights, including, as appropriate, providing access to external counsel for Parent (subject to Parent entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company)).
(b)    No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.01(c), this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)    Each of Parent and Merger Sub acknowledges that all information provided to it or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Evaluation Material (as defined in the Confidentiality Agreement).
Section 6.05. Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:
(a)    any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;
(b)    any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;
(c)    any Stockholder Litigation; and
(d)    any fact, event or circumstance known to it that would reasonably be expected to result in (i) the failure of any of the conditions set forth in (iii)(B), (iii)(C) or (v) of Exhibit A to be satisfied or (ii) a Parent Material Adverse Effect.
No notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party. The failure to deliver any such notice shall not affect any of the Offer Conditions in Exhibit A or give rise to any right to terminate this Agreement under Article 8.
Section 6.06. Employee Benefit Plan Matters.
(a)    From and after the Closing Date, with respect to employees of the Company or the Company Subsidiaries immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and the Company Subsidiaries (or predecessor employers, but only if such service with a predecessor employer is recognized as of the date of this Agreement in a corresponding Company Employee Plan) prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or Parent or any of their respective Affiliates (collectively, the “Parent Benefit Plans”) (but in any event not for purposes of any accrual under any cash balance or defined benefit plan or vesting under any equity-based compensation plan or arrangement) in which any Continuing Employee is or becomes eligible to participate, to the same extent that such service was recognized under a similar plan, program, policy, or arrangement of the Company or any of its Affiliates, except that no such prior service credit will be required or provided to the extent that it results in a duplication of benefits.
(b)    For a period of 12 months immediately following the Closing Date (or if earlier, the date of the Continuing Employee’s termination of employment with the Surviving Corporation or Parent or any Affiliate thereof), Parent shall provide or cause to be provided to each Continuing Employee (i) a base salary and target bonus opportunity (or base pay for non-salaried employees) at least equal to the base salary and target bonus opportunity (or base pay) that such Continuing Employee had at the Company for the fiscal year in which the Closing Date occurs and (ii) all other compensation and benefits, that are, in the aggregate, no less favorable than those provided by the Company and the Company Subsidiaries immediately prior to the Closing Date (excluding, in all cases, equity-based compensation defined benefit pension benefits and, except as provided in a Contract existing as of the date of this Agreement (including any Company Employee Plan), retiree medical benefits).
(c)    From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, to the extent permitted by Applicable Laws, Parent will cause each such Parent Benefit Plan to (i) waive all limitations as to preexisting conditions, exclusions and service conditions (other than with respect to any Parent Benefit Plan that is a retiree medical plan) with respect to participation and coverage requirements applicable to Continuing Employees, other than (A) limitations applicable to a particular Continuing Employee under the corresponding Company Employee Plan or (B) to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods have not already have been satisfied or waived under the corresponding Company Employee Plan, except, in the cases of both (A) and (B), to the extent required by Applicable Laws, (ii) waive all waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied, would have already been satisfied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan and (iii) credit co-payments or deductibles paid by Continuing Employees in the plan year in which the Closing occurs for purposes of satisfying any deductible or co-payment requirements under the applicable Parent Benefit Plan.
(d)    From and after the Closing Date, Parent will honor, and will cause the Surviving Corporation to honor, in accordance with their terms, all existing employment, retention, incentive, change in control and severance agreements between the Company or the Company Subsidiaries and any Company Employee. Prior to the Closing Date, the Company will use commercially reasonable efforts (which, for the avoidance of doubt, shall not require the providing or withholding of any compensation or other benefits or privileges) to enter into the letter agreements with those employees identified on Section 6.06(d) of the Company Disclosure Schedules pursuant to which such employee’s employment agreement will be amended as of the Effective Time in accordance with the terms set forth on Section 6.06(d) of the Company Disclosure Schedules.

(e)    Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, the Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.06 shall be deemed to amend any Company Employee Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, or to continue employment after the Closing Date with the Company, Parent or the Surviving Corporation, and any such plan may be amended or terminated by Parent, the Company, the Surviving Corporation or any of their Affiliates through an action separate and distinct from the actions contemplated by this Agreement in accordance with its terms and Applicable Law.
Section 6.07. Termination of 401(k) Plan. If requested by Parent at least 45 days prior to the Closing Date, no later than the Closing Date the Company Board shall adopt resolutions in form and substance reasonably satisfactory to Parent, and deliver a copy of such resolutions to Parent, directing the adoption of a plan amendment terminating the Monster Worldwide, Inc. 401(k) Savings Plan effective as of immediately prior to the Effective Time. In such case, each Continuing Employee shall be permitted, but not required, to roll over his or her account balance (including any outstanding loans) in the Monster Worldwide, Inc. 401(k) Savings Plan to a 401(k) plan sponsored by Parent, the Surviving Corporation or an Affiliate, and Parent shall, or shall cause the Surviving Corporation or an Affiliate to, take all steps reasonably necessary to ensure that any such 401(k) plan shall permit such roll over promptly after the Effective Time.
Section 6.08. State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.
Section 6.09. Obligations of Parent.
(a)    Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.
(b)    Parent shall not, and shall not permit Merger Sub to, adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization.

(c)    Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and shall provide the Company with a copy of the resolutions thereto.
Section 6.10. Director and Officer Liability.
(a)    For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.10(a), Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, and which it is hereby acknowledged by Parent are permitted to be obtained by the Company at any time prior to the Effective Time so long as the Company has consulted with Parent in advance of obtaining such policies. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(b)    From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification, exculpation or expense reimbursement or advance agreement in effect as of the date of this Agreement between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another Person at the request of, the Company or a Company Subsidiary (each, an “Indemnified Party”, and each such indemnification agreement, a “D&O Indemnification Agreement”)), and (ii) any indemnification or expense reimbursement or advance provision and any exculpation provision set forth in the Organizational Documents of the Company or any Company Subsidiary as in effect as of the date of this Agreement. For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries in any manner that would adversely affect the rights thereunder of any Indemnified Party with respect to any action or omission occurring or alleged to have occurred at or before the Effective Time. Parent and the Surviving Corporation shall cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.
(c)    From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim or Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or direction of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Applicable Law, provide an undertaking to repay such advances if it is ultimately determined the indemnification of such Person is not permitted under Law. In the event of any such claim or Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such claim or Proceeding.
(d)    If either of Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that a creditworthy entity assumes or an adequate credit support mechanism supports the obligations set forth in this Section 6.10.
(e)    The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the any Organizational Documents of the Company or any Company Subsidiary, by Contract or otherwise. The provisions of this Section 6.10 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any Indemnified Party.
Section 6.11. Efforts.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the delivery of required notices to, and the obtaining of all necessary consents, approvals or waivers from third Persons and (iii) the defending of any Proceedings by any Governmental Authority or any other Person challenging this Agreement or the consummation of the Transactions; provided that in no event shall the Company or any of the Company Subsidiaries be required to pay prior to the Closing any fee, penalty or other consideration to any third Person for any consent or approval required for the consummation of the Transactions under any Contract. Parent shall not and shall cause its Affiliates to not make any investment, acquisition, joint venture or any other business combination if such investment, acquisition, joint venture or business combination would reasonably be expected to materially delay, impede or prevent the satisfaction of the Offer Conditions set forth in clauses (ii) or (iii)(A) of Exhibit A (but for purposes of clause (iii)(A) of Exhibit A only if any such Order or Applicable Law arises under any Regulatory Law. The Company shall not and shall cause the Company Subsidiaries to not make any investment, acquisition, joint venture or any other business combination if such investment, acquisition, joint venture or business combination would reasonably be expected to materially delay, impede or prevent the satisfaction of the Offer Conditions set forth in clauses (ii) or (iii)(A) of Exhibit A (but for purposes of clause (iii)(A) of Exhibit A only if any such Order or Applicable Law arises under any Regulatory Law.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Authorities (including in any foreign jurisdiction in which the Company or any Company Subsidiary is operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable (and in any event within 10 Business Days after the date hereof with respect to filings or submissions required under the HSR Act). Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, the EU Merger Regulation, any other Governmental Consent and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the FTC or the DOJ, or any other Governmental Authority in connection with such applications or filings or the Transactions.
(c)    Subject to Section 6.11(e), Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Applicable Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Person with respect to the Merger, in each case so as to enable the Transactions to occur as soon as possible (and in any event no later than the End Date). Neither the Company nor any Company Subsidiary shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Applicable Law or any agreement not to consummate the Transactions. None of Parent, Merger Sub or the Company shall be required to take any action pursuant to this Section 6.11 unless it is expressly conditioned on the effectiveness of the Merger.

(d)    Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 6.11, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to the Transactions, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Transactions, and (v) not to participate in any meeting or discussion in person or by telephone expected to address substantive matters related to the transactions contemplated herein with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.11 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.
(e)    Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent, Merger Sub or any of their respective Subsidiaries shall be required to (and the Company may not, without the prior written consent of Parent) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates.
(f)    For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the EC Merger Regulation, and all other federal, state, foreign, multinational or supranational Applicable Laws or Orders, including any antitrust, competition or trade regulation Applicable Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Applicable Laws that relate to foreign investments.

Section 6.12. Stockholder Litigation. The Company shall as promptly as reasonably practicable, and in any event within two Business Days of being served, notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation. No compromise or settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.13. Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto. Thereafter, each of Parent and the Company agree that no public release or announcement concerning the Transactions shall be issued by any party or its Subsidiaries without prior consultation with and the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Laws or the rules or regulations of the NYSE or any other Governmental Authority (including the securities exchange on which any securities of Ultimate Parent are traded) to which the relevant party or its Affiliates are subject or submit, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and the relevant party will consider such comments in good faith, provided, however, that the restrictions set forth in this Section 6.13 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Recommendation.
Section 6.14. Section 16 Matters. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.
Section 6.15. Rule 14d-10 Matters. Prior to the Offer Expiration Time, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit Contracts that are entered into after the date of this Agreement by the Company or the Company Subsidiaries with current or future directors, officers or employees of the Company or the Company Subsidiaries and to ensure that any such Contracts fall within the safe harbor provisions of such rule.
Section 6.16. Treatment of Company Notes. The Company shall comply in all material respects with its obligations under the terms of the Indenture, including within the time periods required by the Indenture, taking all actions required by it to be taken prior to the Effective Time as a result of the consummation of the Merger. In addition, without limiting the generality of the foregoing, the Company or the Surviving Corporation, as applicable, shall: (a) upon the occurrence of a “Fundamental Change” (as defined in the Indenture) make an offer to purchase the Notes and, if holders of Notes exercise their purchase rights with respect to their Notes, purchase such Notes, in each case pursuant to Article 15 of the Indenture; (b) convert any Notes surrendered for conversion by holders thereof, upon compliance with the provisions of the Indenture, pursuant to the terms of Article 14 of the Indenture; and (c) take all other actions required in accordance with, and subject to, the terms of the Indenture (including the time periods specified therein), including the giving of any notices that may be required in connection with the Merger or in connection with any repurchases or conversions of the Notes occurring as a result of, or in connection with, the transactions contemplated by this Agreement constituting a “Fundamental Change” or a “Make-Whole Fundamental Change” (each, as defined in the Indenture), and delivery of any legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger, pursuant to the terms of the Indenture. The Company shall provide Parent, Merger Sub and their Representatives reasonable opportunity to review and comment on any written notice or communication to or with holders of the Notes or with the Trustee under the Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub or their Representatives.
Section 6.17. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
Section 6.18. Treatment of Certain Company Indebtedness. If requested by Parent, the Company will provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination of the Credit Agreement, including providing reasonable cooperation in obtaining a customary pay-off letter and lien releases; provided that in no event shall this Section 6.18 require the Company to cause any such Indebtedness to be terminated prior to the Effective Time.
ARTICLE 7
CONDITIONS TO THE MERGER
Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:
(a)    Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and
(b)    no Order issued by a Governmental Authority having jurisdiction over any party hereto, nor any Applicable Law, shall be in effect that, in each case, makes consummation of the Merger illegal or otherwise prohibited.

ARTICLE 8
TERMINATION
Section 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer:
(a)    by mutual written agreement of the Company and Parent;
(b)    by either the Company or Parent, if:
(i)    the Offer shall not have been consummated in accordance with its terms and this Agreement on or before November 30, 2016 (as may be extended in accordance with the first proviso to this Section 8.01(b)(i), the “End Date”); provided, however, that if on the original End Date one or more of the Offer Conditions set forth in clauses (ii) or (iii)(A) of Exhibit A (but for purposes of clause (iii)(A) of Exhibit A only if such Order or Applicable Law arises under the HSR Act or the EU Merger Regulation) shall not have been fulfilled, but all other Offer Conditions (other than the Minimum Tender Condition) shall be or shall be capable of being fulfilled, then the End Date shall be automatically extended to January 31, 2017; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto whose material breach of any of its representations, warranties, covenants or obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated by the End Date;
(ii)    any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other Transactions; or
(iii)    any Applicable Law shall have been promulgated, entered, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, prevents or makes illegal the consummation of the Offer, the Merger or the other Transactions;
(c)    by Parent, if:
(i)    a Change in Recommendation shall have occurred (it being understood and agreed that any notice of the Company’s intentions to make a Change in Recommendation prior to effecting such Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.01(c)(i));
(ii)    the Company shall have materially violated or materially breached any provision of Section 6.02; or
(iii)    (A) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of any Offer Condition in clause (iii)(B) or (iii)(C) of Exhibit A and (2) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform, or (B) a Company Material Adverse Effect shall have occurred; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in breach of any provision of this Agreement such that the Company has the right (or would following notice and an opportunity to cure) to terminate this Agreement pursuant to Section 8.01(d)(ii); or
(d)    by the Company, if:
(i)    the Company Board has determined to terminate this Agreement in response to a Superior Proposal in compliance with Section 6.02(d), but only if (A) substantially concurrently with such termination of this Agreement the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and (B) substantially concurrently with such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04(b);
(ii)    Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would constitute a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by Parent within 30 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in breach of any provision of this Agreement such that Parent has the right (or would following notice and an opportunity to cure) to terminate this Agreement pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii); or
(iii)    If Merger Sub fails to commence the Offer as provided in Section 2.01(a) or consummate the Offer in accordance with Section 2.01(d); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.
Section 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.02(c), Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from Liability for fraud or any Intentional and Knowing Breach prior to such termination. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement.

ARTICLE 9
MISCELLANEOUS
Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person, (b) on the next Business Day if transmitted by internationally recognized overnight courier or (c) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained), in each case as follows:
if to Parent or Merger Sub, to:
Randstad North America, Inc.
One Overton Park
3625 Cumberland Blvd.
Suite 600
Atlanta, GA 30339
Attention:    Jay P. Ferguson, Jr.
Email:     jay.ferguson@randstadusa.com

with a copy to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309-3053
Attention:    R. Kenneth Boehner
Daniel Mitz
Alain A. Dermarkar
Email:     kboehner@jonesday.com
drmitz@jonesday.com
adermarkar@jonesday.com

if to the Company, to:

Monster Worldwide, Inc.
133 Boston Post Road, Building 15
Weston, Massachusetts
Attention:    Michael Miller
Email: michael.miller@monster.com
with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Martin Nussbaum, Esq.

Derek Winokur, Esq.
Email: martin.nussbaum@dechert.com
derek.winokur@dechert.com

Section 9.02. Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 9.03. Amendments and Waivers. Subject to Applicable Law and the limitations set forth in Section 2.01(b):
(a)    Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the parties hereto by action taken by or on behalf of their respective Boards of Directors, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless such required further approval is obtained and (ii) following the consummation of the Offer, (A) there shall be no amendment made to this Agreement and (B) there shall be no waiver by the Company (including pursuant to Section 9.03(b)) that would be adverse to the stockholders of the Company (other than Parent or Merger Sub).
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.04. Fees; Expenses.
(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)    If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), the Company shall pay Parent a fee by wire transfer of immediately available funds in the amount of $9,000,000 in cash (the “Termination Fee”) substantially concurrently with such termination.
(c)    If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii) then the Company shall promptly, but in no event later than two Business Days after termination of this Agreement, pay Parent the Termination Fee.
(d)    If this Agreement is terminated by Parent or the Company (only if Parent would be entitled to terminate this Agreement) pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(c)(iii)(A) as a result of an Intentional and Knowing Breach and (i) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company Board or the Company or publicly announced and (ii) (A) within 12 months after the date of such termination, the Company enters into a definitive agreement to engage in an Acquisition Transaction, or (B) within 12 months after the date of such termination, any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee promptly, but in no event later than two Business Days after the first to occur of the entry or consummation described in clause (ii); provided, however, that for purposes of this Section 9.04(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “15%” therein shall be deemed to be a reference to “50%.”
(e)    For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.
(f)    The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a Proceeding to obtain such payment which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such Proceeding (collectively, the “Fees”); provided, however, that if such Proceeding does not result in an Order against the Company for the Termination Fee or portion thereof, as applicable, Parent shall pay the Company’s Fees. The Company or Parent, as applicable, shall promptly provide the other party upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.
(g)    Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 8.02 and, with respect to the enforcement of the provisions of this Section 9.04, Section 9.09, in the event that the Termination Fee is paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of the Termination Fee pursuant to this Section 9.04 (and any reimbursement for Fees pursuant to Section 9.04(f)) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and the Company Subsidiaries and any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement (including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise, except that nothing in this Section 9.04(g) shall limit any right or remedy of Parent or Merger Sub with respect to fraud or an Intentional and Knowing Breach by the Company or relieve the Company of any Liability with respect to any Intentional and Knowing Breach. For the avoidance of doubt and notwithstanding anything to contrary herein, the provisions of this Section 9.04 shall be subject in all respects to Section 9.09, it being understood that Parent and Merger Sub shall be entitled to enforce all of their rights under this Agreement prior to the effectiveness of a termination of this Agreement pursuant to Section 8.01, and in no event shall the Company assert Parent’s entitlement to termination of this Agreement pursuant to Section 8.01, or the amount of the Termination Fee that Parent shall become entitled to receive as a result of such termination, as a basis to oppose any of the remedies as provided in Section 9.09.
Section 9.05. Assignment; Benefit.
(a)    This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.
(b)    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) the provisions of Section 6.10 (D&O Coverage) and Section 9.02 (Survival) shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) from and after the consummation of the Offer, the rights of the holders of Shares accepted for payment in the Offer to receive the Offer Price, as provided in Article 2 and in accordance with the Offer and (iii) from and after the Effective Time, the rights of the former holders of Shares and the holders of other Company Securities to receive the Merger Consideration or such other payments as provided and to the extent set forth in Article 2. For the avoidance of doubt, except as set forth in the preceding sentence, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement.
Section 9.06. Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Laws of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the Applicable Laws of another jurisdiction.
Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.
Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 9.09. Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (a) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (b) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.
Section 9.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Company Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
Section 9.12. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement, the exhibits to this Agreement, the Company Disclosure Schedules against any party hereto that drafted or prepared such document is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
Section 9.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MONSTER WORLDWIDE, INC.

By: /s/ Timothy T. Yates

Name:    Timothy T. Yates
Title:    Chief Executive Officer and Chief Financial
Officer

RANDSTAD NORTH AMERICA, INC.

By: /s/ Linda Galipeau

Name:    Linda Galipeau

Title:    Chief Executive Officer

MERLIN GLOBAL ACQUISITION, INC.

By: /s/ Linda Galipeau

Name:    Linda Galipeau

Title:    President

Signature page to Agreement and Plan of Merger

Exhibit A
Conditions to the Offer
Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if and only if:
(i)    at the Offer Expiration Time, there shall not have been validly tendered in the Offer (and not otherwise properly withdrawn) that number of Shares that, together with the number of Shares then-owned by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, equals at least one Share more than half of the sum of (without duplication) (i) all Shares then outstanding (including all outstanding Company Restricted Shares) plus (ii) all Shares issuable to holders of Notes from whom the Company has received duly completed notices of exercise plus (iii) all Shares issuable to holders of Company Stock Options (the “Minimum Tender Condition”);
(ii)    at the Offer Expiration Time, (A) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated or (B) the approval of the European Commission (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the Transactions under the EU Merger Regulation) of the Transactions shall not have been obtained pursuant to the EU Merger Regulation;
(iii)    any of the following conditions shall exist at the time of Offer Expiration Time:
(A)    any Order issued by a Governmental Authority, or any Applicable Law shall be in effect that would (1) make the Offer, the Merger or the other Transactions illegal or (2) otherwise prevent or prohibit the consummation thereof;
(B)    any representation and warranty of the Company set forth (1) in Section 4.06(a), Section 4.06(c) or Section 4.06(d) of the Merger Agreement shall not be true and correct in all respects, except for any de minimis inaccuracies, (2) in Section 4.01, Section 4.02, Section 4.03, the first sentence of Section 4.07(c), Section 4.25 or Section 4.26 of the Merger Agreement shall not be true and correct in all material respects, (3) in Section 4.11(b) of the Merger Agreement shall not be true and correct in all respects, or (4) each other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct in all respects (after disregarding any qualifications that reference material, materiality or Company Material Adverse Effect) except to the extent that any inaccuracies in such representation or warranty would not have and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (B)(1), (B)(2), (B)(3) and (B)(4), as if such representations and warranties were made on and as of the Offer Expiration Time (or, in the case

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of such representations and warranties made only as of a specified time or date, on and as of such specified time or date);
(C)    the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or
(D)    the Company shall have failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (iii)(B), (iii)(C) and (v) do not exist;
(iv)    the Merger Agreement shall have been terminated in accordance with its terms; or
(v)    since the date of this Agreement, a Company Material Adverse Effect shall have occurred.
The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law; provided, that, the foregoing conditions set forth in clauses (i) and (iv) may only be waived with the prior written consent of the Company. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

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Exhibit B
Form of Amended and Restated Certificate of Incorporation
of the Surviving Corporation
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONSTER WORLDWIDE, INC.
FIRST. The name of the corporation (the “Corporation”) is Monster Worldwide, Inc.
SECOND. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class.
FIFTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.
SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
EIGHTH. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this article. Any

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amendment, modification or repeal of the foregoing sentences of this article shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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